Exhibit 10.7

Execution Counterpart

AGREEMENT OF LEASE

between

SLG Graybar Sublease LLC

Landlord

and

FermaVir Research, Inc.

Tenant

Dated as of July 1, 2005

Room 445-47
420 Lexington Avenue
New York, New York

i

ii

INDEX OF DEFINED TERMS

TERM	PAGE
Additional Rent	2
Alterations	11
Base Tax Year	27
Brokers	33
Building	1
Building Cleaning Contractor	22
Building Project	27
Commencement Date	2
Comparative Year	27
Cooling Season	31
Declaration	42
Delivery Personnel	1
Designated Agent	3
ERIF	34
Excess electricity	35
Existing HVAC Equipment	31
Expiration Date	2
Fixed Annual Rent	2
HVAC System	31
Landlord	1
Landlord's Electrical Consultant	35
Landlord's Relocation Work	41
Landlord's Restoration Work	14
Landlord's Work	21
Lease	1
Leaseback Area	4
Ordinary Business Hours	34
Ordinary Equipment	34
Premises	1
Real Estate Taxes	27
Recapture Date	4
Relocation Effective Date	41
Relocation Notice	41
Relocation Space	41
Rent	2
Security	26
Supplemental Systems	31
Tenant	1
Tenant Cleaning Services	23
Tenant's Recapture Offer	4
Tenant's Share	27
Term	2

iii

LEASE (this “Lease”) made as of the 1st day of July 2005 between SLG Graybar Sublease LLC having an office c/o SL Green Realty Corp., at 420 Lexington Avenue, New York, New York, 10170, hereinafter referred to as “Landlord”, and FermaVir Research, Inc., a ____________ corporation having an office at ____________ , hereinafter referred to as “Tenant”.

WITNESSETH

Landlord and Tenant, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby covenant and agree as follows:

ARTICLE 1

DEMISE: PREMISES AND PURPOSE

1.01     Landlord hereby leases and demises to Tenant, and Tenant hereby hires and takes from Landlord, those certain Premises located on and comprising a rentable portion of the fourth (4th) floor designated as Room 445-47, approximately as indicated by hatch marks on the plan annexed hereto and made a part hereof as "Exhibit A" (the "Premises") in the building known as and located at 420 Lexington Avenue, New York, New York (the "Building") subject to the provisions of this Lease.

1.02.     The Premises shall be used and occupied for executive and general office use consistent with that found in Class "A" high-rise office buildings located in midtown Manhattan only and for no other purpose.

1.03     Neither the Premises, nor the halls, corridors, stairways, elevators or any other portion of the Building shall be used by the Tenant or the Tenant's servants, employees, licensees, invitees or visitors in connection with the aforesaid permitted use or otherwise so as to cause any congestion of the public portions of the Building or the entranceways, sidewalks or roadways adjoining the Building whether by tracking or by the congregating or loitering thereon of the Tenant and/or the servants, employees, licensees, invitees or visitors of the Tenant.

1.04     Tenant shall not permit messengers, delivery personnel or other individuals providing such services to Tenant (“Delivery Personnel”) to: (i) assemble, congregate or to form a line outside of the Premises or the Building or otherwise impede the flow of pedestrian traffic outside of the Premises or Building or (ii) park or otherwise leave bicycles, wagons or other delivery carts outside of the Premises or the Building except in locations outside of the Building designated by Landlord from time-to-time. Tenant shall require all Delivery Personnel to comply with rules promulgated by Landlord from time-to-time regarding the use of outside messenger services.

ARTICLE 2

TERM

2.01     The Premises are leased for a term of seven (7) years (the "Term") which shall commence on September 1, 2005 (the "Commencement Date") and shall end on the 31st day of August, 2012 (the "Expiration Date") or on such earlier date upon which the Term shall expire, be canceled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to law.

ARTICLE 3

RENT AND ADDITIONAL RENT

3.01     Tenant shall pay fixed annual rent without electricity (the "Fixed Annual Rent") at the rates provided for in the schedule annexed hereto and made a part hereof as " Exhibit B" in equal monthly installments in advance on the first (1st) day of each calendar month during the Term, except that the first (1st) monthly installment of Fixed Annual Rent shall be paid by Tenant upon its execution of this Lease. All sums other than Fixed Animal Rent payable hereunder shall be deemed to be "Additional Rent" and shall be payable on demand, unless other payment dates are hereinafter provided. Tenant shall pay all Fixed Annual Rent and Additional Rent due hereunder at the office of Landlord or such other place as Landlord may designate, payable in United States legal tender, by cash, or by good and sufficient check drawn on a New York City bank which is a member of the New York Clearing House or a successor thereto, and without any set off or deduction whatsoever. The term "Rent" as used in this Lease shall mean Fixed Annual Rent and Additional Rent. Landlord may apply payments made by Tenant towards the payment of any item of Fixed Annual Rent and/or Additional Rent payable hereunder notwithstanding any designation by Tenant as to the items against which any such payment should be credited.

3.02     Subject to the provisions hereof, if and so long as Tenant is not in default under this Lease, the first (1st) monthly installments of Fixed Annual Rent (without electricity) accruing under the Lease shall be abated by the sum of $7,315.08. Anything contained hereinabove to the contrary notwithstanding, if Tenant at any time during the term of the Lease, breaches any material covenant, condition or provision of the Lease and fails to cure such breach within any applicable grace period, and provided that the Lease is terminated by Landlord because of such material default, then, in addition to all other damages and remedies herein provided and to which Landlord may be otherwise entitled, Landlord shall also be entitled to the repayment in full of all Rent which has theretofore been abated under the provisions of this Lease, which repayment Tenant shall make upon demand therefor.

ARTICLE 4

ASSIGNMENT/SUBLETTING

4.01     Neither Tenant nor Tenant's legal representatives or successors in interest by operation of law or otherwise, shall assign, mortgage or otherwise encumber this Lease, or sublet or permit all or part of the Premises to be used by others, without the prior written consent of Landlord in each instance. The transfer of a majority of the issued and outstanding capital stock of any corporate tenant or sublessee of this Lease or a majority of the total interest in any partnership tenant or sublessee or company, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions, the conversion of a tenant or sublessee entity to either a limited liability company or a limited liability partnership or the merger or consolidation of a corporate tenant or sublessee, shall be deemed an assignment of this Lease or of such sublease. If this Lease is assigned, or if the Premises or any part thereof is underlet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, undertenant or occupant, and apply the net amount collected to the rent herein reserved, but no assignment, underletting, occupancy or collection shall be deemed a waiver of the provisions hereof, the acceptance of the assignee, undertenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment or underletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or underletting. In no event shall any permitted sublessee assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others, without Landlord's prior written consent in each instance. A modification, amendment or extension of a sublease shall be deemed a sublease. The listing of the name of a party or entity other than that of Tenant on the Building or floor directory or on or adjacent to the entrance door to the Premises shall neither grant such party or entity any right or interest in this Lease or in the Premises nor constitute Landlord's consent to any assignment or sublease to, or occupancy of the Premises by, such party or entity. If any lien is filed against the Premises or the Building of which the same form a part for brokerage services claimed to have been performed for Tenant in connection with any such assignment or sublease, whether or not actually performed, the same shall be discharged within ten (10) days thereafter, at Tenant's expense, by filing the bond required by law, or otherwise, and paying any other necessary sums, and Tenant agrees to indemnify Landlord and its agents and hold them harmless from and against any and all claims, losses or liability resulting from such lien for brokerage services rendered. Tenant hereby grants Landlord's rental agent for the Building, or such other licensed real estate broker as shall be designated by Landlord from time-to-time (the "Designated Agent"), the sole and exclusive right to effect any sublet, assignment, release and other disposition of all or any part of the demised Premises and any other space Tenant has under lease elsewhere in the Building (provided, however, that Tenant acknowledges and agrees that such Designated Agent from time to time may be obligated to endeavor to rent competitive space available in the Building on behalf of and pursuant to the instructions of Landlord or another tenant of the Building) and Tenant shall pay to such Designated Agent upon execution of each such sublease, assignment, release or other disposition a commission computed in accordance with such Designated Agent's standard rates and rules then in effect for the locality in which the Building is located.

4.02     If Tenant desires to assign this Lease or to sublet all or any portion of the Premises, it shall first submit in writing to Landlord the documents described in Section 4.06 hereof, and shall offer in writing ("Tenant's Recapture Offer"), (i) with respect to a prospective assignment, to assign this Lease to Landlord without any payment of moneys or other consideration therefor, or, (ii) with respect to a prospective subletting, to sublet to Landlord the portion of the Premises involved ("Leaseback Area" for the term specified by Tenant in its proposed sublease or, at Landlord's option for the balance of the term of the Lease less one (1) day, and at the lower of (a) Tenant's proposed subrental or (b) the rate of Fixed Annual Rent and Additional Rent, and otherwise on the same terms, covenants and conditions (including provisions relating to escalation rents), as are contained herein and as are allocable and applicable to the portion of the Premises to be covered by such subletting. Tenant's Recapture Offer shall specify the date when the Leaseback Area will be made available to Landlord, which date shall be in no event earlier than ninety (90) days nor later than one hundred eighty (180) days following the acceptance of Tenant's Recapture Offer (the "Recapture Date"). If an offer of sublease is made, and if the proposed sublease will result in all or substantially all of the Premises being sublet, then Landlord shall have the option to extend the term of its proposed sublease for the balance of the term of this Lease less one (1) day. Landlord shall have a period of ninety (90) days from the receipt of such Tenant's Recapture Offer to either accept or reject Tenant' s Recapture Offer or to terminate this Lease.

4.03     If Landlord exercises its option to terminate this Lease, then (i) the term of this Lease shall end at the election of Landlord either (x) on the date that such assignment or sublet was to become effective or commence, as the case may be, or (y) on the Recapture Date and (ii) Tenant shall surrender to Landlord and vacate the Premises on or before such date in the same condition as is otherwise required upon the expiration of this Lease by its terms, (iii) the Rent and Additional Rent due hereunder shall be paid and apportioned to such date, and (iv) Landlord shall be free to lease the Premises (or any portion thereof) to any individual or entity including, without limitation, Tenant's proposed assignee or subtenant.

4.04     If Landlord shall accept Tenant's Recapture Offer (i) Tenant shall then execute and deliver to Landlord, or to anyone designated or named by Landlord, an assignment or sublease, as the case may be, in either case in a form reasonably satisfactory to Landlord's counsel; and (ii) Tenant, on demand, shall pay to Landlord or its managing agent (as Landlord shall elect) an amount equal to the brokerage commissions which would have been incurred by Tenant but for Landlord's accepting Tenant's Recapture Offer.

 If a sublease is so made it shall expressly:

(i)        permit Landlord to make further subleases of all or any part of the Leaseback Area and (at no cost or expense to Tenant) to make and authorize any and all changes, alterations, installations and improvements in such space as necessary;

(ii)        provide that Tenant will at all times permit reasonably appropriate means of ingress to and egress from the Leaseback Area;

(iii)       negate any intention that the estate created under such sublease be merged with any other estate held by either of the parties;

(iv)       provide that Landlord shall accept the Leaseback Area "as is" except that Landlord, at Tenant's expense, shall perform all such work and make all such alterations as may be required physically to separate the Leaseback Area from the remainder of the Premises and to permit lawful occupancy, it being intended that Tenant shall have no other cost or expense in connection with the subletting of the Leaseback Area;

(v)        provide that at the expiration of the term of such sublease Tenant will accept the Leaseback Area in its then existing condition, subject to the obligations of Landlord to make such repairs thereto as may be necessary to preserve the Leaseback Area in good order and condition, ordinary wear and tear excepted.

4.05     Landlord shall indemnify and save Tenant harmless from all obligations under this Lease as to the Leaseback Area during the period of time it is so sublet, except for Fixed Annual Rent and Additional Rent, if any, due under the within Lease, which are in excess of the rents and additional sums due under such sublease. Subject to the foregoing, performance by Landlord, or its designee, under a sublease of the Leaseback Area shall be deemed performance by Tenant of any similar obligation under this Lease and any default under any such sublease shall not give rise to a default under a similar obligation contained in this Lease, nor shall Tenant be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the tenant under such sublease or is occasioned by or arises from any act or omission of any occupant holding under or pursuant to any such sublease.

4.06     If Tenant requests Landlord's consent to a specific assignment or subletting, it shall submit in writing to Landlord (i) the name and address of the proposed assignee or sublessee, (ii) a duly executed counterpart of the proposed agreement of assignment or sublease, (iii) reasonably satisfactory information as to the nature and character of the business of the proposed assignee or sublessee and as to the nature of its proposed use of the space, and (iv) banking, financial or other credit information relating to the proposed assignee or sublessee reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee or sublessee.

4,07.     If Landlord shall not have accepted Tenant' s Recapture Offer and Landlord shall not have terminated this Lease, as provided for in Section 4.02 hereof, then Landlord will not unreasonably withhold or delay its consent to Tenant's request for consent to such specific assignment or subletting for the use permitted under this Lease, provided that:

(i)         The Premises shall not, without Landlord's prior consent, have been listed or otherwise publicly advertised for assignment or subletting at a rental rate lower than the higher of (a) the Fixed Annual Rent and all Additional Rent then payable, or (b) the then prevailing rental rate for other space in the Building;

(ii)        The proposed assignee or subtenant shall have a financial standing, be of a character, be engaged in a business, and propose to use the Premises, in a manner consistent with the permitted use and in keeping with the standards of the Building;

(iii)       The proposed assignee or subtenant shall not then be a tenant, subtenant, assignee or occupant of any space in the Building, nor shall the proposed assignee or subtenant be a person or entity who has dealt with Landlord or Landlord's agent (directly or through a broker) with respect to space in the Building during the six (6) months immediately preceding Tenant's request for Landlord's consent;

(iv)       The character of the business to be conducted in the Premises by the proposed assignee or subtenant shall not be likely to increase operating expenses or the burden on existing cleaning services, elevators or other services and/or systems of the Building;

(v)        In case of a subletting, the subtenant shall be expressly subject to all of the obligations of Tenant under this Lease and the further condition and restriction that such sublease shall not be assigned, encumbered or otherwise transferred or the Premises further sublet by the subtenant in whole or in part, or any part thereof suffered or permitted by the subtenant to be used or occupied by others, without the prior written consent of Landlord in each instance;

(vi)       No subletting shall end later than one (1) day before the Expiration Date nor shall any subletting be for a term of less than two (2) years unless it commences less than two (2) years before the Expiration Date;

(vii)       At no time shall there be more than two (2) occupants, including Tenant, in the Premises;

(viii)      Tenant shall reimburse Landlord on demand for any reasonable costs, including attorneys' fees and disbursements, that may be incurred by Landlord in connection with said assignment or sublease;

(ix)       The character of the business to be conducted in the Premises by the proposed assignee or subtenant shall not require any alterations, installations, improvements, additions or other physical changes to be performed, or made to, any portion of the Building or the Real Property other than the Premises; and

(x)        The proposed assignee or subtenant shall not be any entity which is entitled to diplomatic or sovereign immunity or which is not subject to service of process in the State of New York or to the jurisdiction of the courts of the State of New York and the United States located in New York County.

4.08     Any consent of Landlord under this Article shall be subject to the terms of this Article and conditioned upon there being no default by Tenant, beyond any grace period, under any of the terms, covenants and conditions of this Lease at the time that Landlord's consent to any such subletting or assignment is requested and on the date of the commencement of the term of any proposed sublease or the effective date of any proposed assignment. Tenant acknowledges and agrees that no assignment or subletting shall be effective unless and until Tenant, upon receiving any necessary Landlord's written consent (and unless it was theretofore delivered to Landlord) causes a duly executed copy of the sublease or assignment to be delivered to Landlord within ten (10) days after execution thereof. Any such sublease shall provide that the sublessee shall comply with all applicable terms and conditions of this Lease to be performed by the Tenant hereunder. Any such assignment of this Lease shall contain an assumption by the assignee of all of the terms, covenants and conditions of this Lease to be performed by the Tenant. In addition to the foregoing, as a condition to such consent, Landlord may require Tenant to deposit additional security in an amount equal to fifty (50%) percent of the security then on deposit with Landlord hereunder in order to secure performance of the obligations of Tenant accruing from and after the commencement date of any proposed sublease or the effective date of any proposed assignment.

 4.09     A.      Anything hereinabove contained to the contrary notwithstanding, Landlord's consent shall not be required and Landlord's right of recapture and/or termination, as otherwise provided for in this Article 4, shall not apply in the event of an assignment of this Lease, or sublease of all or part of the Premises, to the parent of Tenant or to a wholly-owned subsidiary or affiliate of Tenant or of said parent of Tenant, provided that the net worth of transferor or sublessor, after such transaction, is not less than its net worth as of (a) the Commencement Date or (b) the day immediately prior to such transaction, whichever is greater, and provided also that Landlord receives prior written notice thereof including reasonable supporting documentation regarding all of the foregoing and finally provided that any such transaction complies with the other provisions of this Article.

  B.      Anything hereinabove contained to the contrary notwithstanding, Landlord's consent shall not be required and Landlord's right of recapture and/or termination, as otherwise provided for in this Article 4, shall not apply in the event of an assignment of this Lease, or sublease of all or part of the Premises, to any corporation (i) to which substantially all the assets of Tenant are transferred or (ii) into which Tenant may be merged or consolidated, provided that the net worth, experience and reputation of such transferee or of the resulting or surviving corporation, as the case may be, is equal to or greater than the net worth experience and reputation of Tenant and of any guarantor of this Lease (if applicable) immediately prior to such transfer and provided, also, that any such transaction complies with the other provisions of this Article.

4.10     If Landlord shall not have accepted Tenant' s Recapture Offer hereunder and Landlord has not elected to terminate this Lease, and Tenant effects any assignment or subletting (other than pursuant to Section 4.09 above), then Tenant thereafter shall pay to Landlord a sum equal to fifty (50%) percent of (a) any rent or other consideration payable to Tenant by any subtenant (after deducting the cost of Tenant, if any, in effecting the subletting or assignment, for reasonable alteration costs, advertising expenses, brokerage commissions and legal fees) which is in excess of the rent allocable to the subleased space which is then being paid by Tenant to

Landlord pursuant to the terms hereof, and (b) any other profit or gain realized by Tenant (after deducting the cost of Tenant, if any, in effecting the subletting or assignment, for reasonable alteration costs, advertising expenses, brokerage commissions and legal fees not previously deducted above) from any such subletting or assignment. The foregoing amounts shall be payable to Landlord only if, as and when, the same are received by Tenant from said assignee or sublessee.

4.11.     In no event shall Tenant be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim. for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed its consent or approval to a proposed assignment or subletting as provided for in sections 4.02 and 4.07 of this Article. Tenant's sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance, injunction or declaratory judgment.

4.12     Notwithstanding anything to the contrary herein contained, Tenant shall be permitted to license up to twenty five (25%) percent of the Premises for "desk space for uses permitted under this Lease only, provided that (i) any such offices or workstations do not have separate entrances to the public corridor, (ii) Landlord is delivered advance notice of each such licensing including, without limitation, the name, address and bank references of each such licensee and the material terms and conditions of each such license, and (iii) each such license otherwise complies with the provisions of this Lease.

ARTICLE 5

DEFAULT

5.01     Landlord may terminate this Lease on five (5) days' notice: (a) if Fixed Annual Rent or Additional Rent is not paid within five (5) days after written notice from Landlord; or (b) if Tenant shall have failed to cure a default in the performance of any covenant of this Lease (except the payment of Rent), or any rule or regulation hereinafter set forth, within fifteen (15) days after written notice thereof from Landlord, or if default cannot be completely cured in such time, if Tenant shall not promptly proceed to cure such default within said fifteen (15) days, or shall not complete the curing of such default with due diligence: or (c) when and to the extent permitted by law, if a petition in bankruptcy shall be filed by or against Tenant or if Tenant shall make a general assignment for the benefit of creditors, or receive the benefit of any insolvency or reorganization act; or (d) if a receiver or trustee is appointed for any portion of Tenant's property and such appointment is not vacated within twenty-five (25) days; or (e) if an execution or attachment shall be issued under which the Premises shall be taken or occupied or attempted to be taken or occupied by anyone other than Tenant; or (f) if the Premises become and remain deserted for a period of fifteen (15) days; or (g) if Tenant shall default beyond any grace period under any other lease between Tenant and Landlord. At the expiration of the five (5) day notice period, this Lease and any rights of renewal or extension thereof shall terminate as completely as if that were the date originally fixed for the expiration of the Term of this Lease, but Tenant shall remain liable as hereinafter provided.

5.02     In the event that Tenant is in arrears for Fixed Annual Rent or any item of Additional Rent, Tenant waives its right, if any, to designate the items against which payments made by Tenant are to be credited and Landlord may apply any payments made by Tenant to any items which Landlord in sole discretion may elect irrespective of any designation by Tenant as to the items against which any such payment should be credited.

5.03     Tenant shall not seek to remove and/or consolidate any summary proceeding brought by Landlord with any action commenced by Tenant in connection with this Lease or Tenant's use and/or occupancy of the Premises.

5.04     In the event of a default by Landlord hereunder, no property or assets of Landlord, or any principals, shareholders, officers, directors, partners or members of Landlord, whether disclosed or undisclosed, other than the Building in which the Premises are located and the land upon which the Building is situated, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant's use and occupancy of the Premises.

ARTICLE 6

RELETT1NG, ETC.

6.01     If Landlord shall re-enter the Premises on the default of Tenant, by summary proceedings or otherwise: (a) Landlord may re-let the Premises or any part thereof, as Tenant's agent, in the name of Landlord, or otherwise, for a term shorter or longer than the balance of the term of this Lease, and may grant concessions or free rent; (b) Tenant shall pay Landlord any deficiency between the rent hereby reserved and the net amount of any rents collected by Landlord for the remaining term of this Lease, through such re-letting. Such deficiency shall become due and payable monthly, as it is determined. Landlord shall have no obligation to re-let the Premises, and its failure or refusal to do so, or failure to collect rent on re-letting, shall not affect Tenant's liability hereunder. In computing the net amount of rents collected through such re-letting, Landlord may deduct all expenses incurred in obtaining possession or re-letting the Premises, including legal expenses and fees, brokerage fees, the cost of restoring the Premises to good order, and the cost of all alterations and decorations deemed necessary by Landlord to effect reletting. ln no event shall Tenant be entitled to a credit or repayment for rerental income which exceeds the sums payable by Tenant hereunder or which covers a period after the original term of this Lease; (c) Tenant hereby expressly waives any right of redemption granted by any present or future law. "Re-enter" and "re-entry" as used in this Lease are not restricted to their technical legal meaning. In the event of a breach or threatened breach of any of the covenants or provisions hereof, Landlord shall have the right of injunctive relief. Mention herein of any particular remedy shall not preclude Landlord from any other available remedy; (d) Landlord shall recover as liquidated damages, in addition to accrued rent and other charges, if Landlord's re-entry is the result of

Tenant's bankruptcy, insolvency, or reorganization, the full rental for the maximum period allowed by any act relating to bankruptcy, insolvency or reorganization.

6.02     lf Landlord re-enters the Premises for any cause, or if Tenant abandons the Premises, or after the expiration of the term of this Lease, any property left in the Premises by Tenant shall be deemed to have been abandoned by Tenant, and Landlord shall have the right to retain or dispose of such property in any manner without any obligation to account therefor to Tenant. If Tenant shall at any time default hereunder, and if Landlord shall institute an action or summary proceeding against Tenant based upon such default, then Tenant will reimburse Landlord for the legal expenses and fees thereby incurred by Landlord.

ARTICLE 7

LANDLORD MAY CURE DEFAULTS

7.01     If Tenant shall default in performing any covenant or condition of this Lease, after notice and beyond any applicable cure period, Landlord may perform the same for the account of Tenant, and if Landlord, in connection therewith, or in connection with any default by Tenant, makes any expenditures or incurs any obligations for the payment of money, including but not limited to reasonable attorney's fees, such sums so paid or obligations incurred shall be deemed to be Additional Rent hereunder, and shall be paid by Tenant to Landlord within fifteen (15) days of rendition of any bill or statement therefor, and if Tenant's lease term shall have expired at the time of the making of such expenditures or incurring of such obligations, such sums shall be recoverable by Landlord as damages.

ARTICLE 8

ALTERATIONS

8.01     Tenant shall make no decoration, alteration, addition or improvement in the Premises, without the prior written consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed, and then only by contractors or mechanics and in such manner and time, and with such materials, as reasonably approved by Landlord. All alterations, additions or improvements to the Premises, including air-conditioning equipment and duct work, except movable office furniture and trade equipment installed at the expense of Tenant, shall, unless Landlord elects otherwise in writing, become the property of Landlord, and shall be surrendered with the Premises, at the expiration or sooner termination of the term of this Lease. Any such alterations, additions and improvements which Landlord shall designate shall be removed by Tenant and any damage repaired, at Tenant's expense, prior to the expiration of this Lease. Notwithstanding anything contained herein to the contrary, Tenant shall not be required to obtain Landlord's prior written consent or approval for any nonstructural, purely decorative, interior improvements to the Premises (including painting, carpeting or the installation of wall coverings)

provided, however that said improvements do not consist of changes or modifications to any Building plumbing, electrical, air conditioning or other Building wide systems.

8.02     Anything hereinabove to the contrary notwithstanding, Landlord will not unreasonably withhold or delay approval of written requests of Tenant to make nonstructural interior alterations, decorations, additions and improvements (herein referred to as "Alterations") in the Premises, provided that such Alterations do not affect utility services or plumbing and electrical lines or other systems of the Building and do not affect and are not visible from any portion of the Building outside of the Premises. All Alterations shall be performed in accordance with the following conditions:

(i)        Prior to the commencement of any Alterations costing more than $15,000.00, Tenant shall first submit to Landlord for its approval detailed dimensioned coordinated plans and specifications, including layout, architectural, mechanical, electrical, plumbing and structural drawings for each proposed Alteration. Landlord shall be given, in writing, a good description of all other Alterations.

(ii)       All Alterations in and to the Premises shall be performed in a good and workmanlike manner and in accordance with the Building's rules and regulations governing Tenant Alterations. Prior to the commencement of any such Alterations, Tenant shall, at its sole cost and expense, obtain and exhibit to Landlord any governmental permit required in connection with such Alterations. In order to compensate Landlord for its general conditions and the costs incurred by Landlord in connection with Tenant's performance of Alterations in and/or to the Premises (including, without limitation, the costs incurred by Landlord in connection with the coordination of Alterations which may affect systems or services of the Building or portions of the Building outside of the Premises), Tenant shall pay to Landlord a fee equal to five (5%) percent of the cost of such Alterations. Such fee shall be paid by Tenant as Additional Rent hereunder within ten (10) days following receipt of an invoice therefor.

(iii)      All Alterations shall be done in compliance with all other applicable provisions of this Lease and with all applicable laws, ordinances, directions, rules and regulations of governmental authorities having jurisdiction, including, without limitation, the Americans with Disabilities Act of 1990 and New York City Local Law No. 57/87 and similar present or future laws, and regulations issued pursuant thereto, and also New York City Local Law No. 76 and similar present or future laws, and regulations issued pursuant thereto, on abatement, storage, transportation and disposal of asbestos and other hazardous materials, which work, if required, shall be effected at Tenant's sole cost and expense, by contractors and consultants approved by Landlord and in strict compliance with the aforesaid rules and regulations and with Landlord's rules and regulations thereon.

(iv)       All work shall be performed by duly licensed and insured professionals whose presence at the Premises or the Building will not result in any labor unrest, dispute, slowdown, strike or disharmony whatsoever by labor rendering or scheduled to render services at or within, or delivering goods or materials to the Building, in which event Tenant shall immediately and permanently cease its use of the professional(s) whose presence at the Premises or the Building was the basis for such unrest, slowdown or strike. Notwithstanding anything contained herein to the contrary, if the use by Tenant of any contractor, subcontractor, vendor, supplier or any other party causes or threatens to cause or create any work stoppage, picketing, labor disruption, dispute or disharmony of any nature whatsoever, Tenant shall immediately discontinue the use of such party and take such other remedial measures as may be necessary in order to restore labor harmony.

(v)        Tenant shall keep the Building and the Premises free and clear of all liens for any work or material claimed to have been furnished to Tenant or to the Premises.

(vi)       Prior to the commencement of any work by or for Tenant, Tenant shall furnish to Landlord certificates evidencing the existence of the following insurance:

(a)        Workmen's compensation insurance covering all persons employed for such work and with respect to whom death or bodily injury claims could be asserted against Landlord, Tenant or the Premises.

(b)        Broad form general liability insurance written on an occurrence basis naming Tenant as an insured and naming Landlord and its designees as additional insureds, with limits of not less than $3,000,000 combined single limit for personal injury in any one occurrence, and with limits of not less than $500,000 for property damage (the foregoing limits may be revised from time to time by Landlord to such higher limits as Landlord from time to time reasonably requires). Tenant, at its sole cost and expense, shall cause all such insurance to be maintained at all time when the work to be performed for or by Tenant is in progress. All such insurance shall be obtained from a company authorized to do business in New York and shall provide that it cannot be canceled without thirty (30) days prior written notice to Landlord. All polices, or certificates therefor, issued by the insurer and bearing notations evidencing the payment of premiums, shall be delivered to Landlord. Blanket coverage shall be acceptable, provided that coverage meeting the requirements of this paragraph is assigned to Tenant's location at the Premises.

(vii)  In granting its consent to any Alterations, Landlord may impose such conditions as to guarantee of completion (including, without limitation, requiring Tenant to temporarily post additional security or a bond to insure the completion of such Alterations, payment, restoration or otherwise), as Landlord may reasonably require.

(viii)      All work to be performed by Tenant shall be done in a manner which will not interfere with or disturb other tenants and occupants of the Building.

(ix)       The review and/or approval by Landlord, its agents, consultants and/or contractors, of any Alteration or of plans and specifications therefor and the coordination of such Alteration work with the Building, as described in part above, are solely for the benefit of Landlord, and neither Landlord nor any of its agents, consultants or contractors shall have any duty toward Tenant; nor shall Landlord or any of its agents, consultants and/or contractors be deemed to have made any representation or warranty to Tenant, or have any liability with respect to the safety, adequacy, correctness, efficiency or compliance with laws of any plans and specifications, Alterations or any other matter relating thereto.

(x)        Promptly following the substantial completion of any Alterations, Tenant shall submit to Landlord: (a) one (1) sepia and one (1) copy on floppy disk (using a current version of Autocad or such other similar software as is then commonly in use) of final, "as-built" plans for the Premises showing all such Alterations and demonstrating that such Alterations were performed substantially in accordance with plans and specifications first approved by Landlord and (b) an itemization of Tenant's total construction costs, detailed by contractor, subcontractors, vendors and materialmen; bills, receipts, lien waivers and releases from all contractors, subcontractors, vendors and materialmen; architects' and Tenant's certification of completion, payment and acceptance, and all governmental approvals and confirmations of completion for such Alterations.

ARTICLE 9

LIENS

9.01     Prior to commencement of its work in the Premises, Tenant shall obtain and deliver to Landlord a written letter of authorization, in form satisfactory to Landlord's counsel, signed by all architects, engineers and designers to become involved in such work, which shall confirm that any of their drawings or plans are to be removed from any tiling with governmental authorities on request of Landlord, in the event that said architect, engineer or designer thereafter no longer is providing services with respect to the Premises. With respect to contractors, subcontractors, materialmen and laborers, and architects, engineers and designers, for all work or materials to be furnished to Tenant at the Premises, Tenant agrees to obtain and deliver to Landlord written and unconditional waiver of mechanics liens upon the Premises or the Building after payments to the contractors, etc., subject to any then applicable provisions of the Lien Law. Notwithstanding the foregoing, Tenant at its expense shall cause any lien filed against the Premises or the Building, for work or materials claimed to have been furnished to Tenant, to be discharged of record within ten (10) days after notice thereof.

ARTICLE 10

REPAIRS

10.01     Tenant shall take good care of the Premises and the fixtures and appurtenances therein, and shall make all non-structural repairs necessary to keep them in good working order and condition, and all structural repairs when those are necessitated by the act, omission or negligence of Tenant or its agents, employees, invitees or contractors, subject to the provisions of Article 11 hereof. During the term of this Lease, Tenant may have the use of any air-conditioning equipment servicing the Premises, subject to the provisions of Article 35 of this Lease, and shall reimburse Landlord, in accordance with Article 41 of this Lease, for electricity consumed by the equipment. The exterior walls and roofs of the Building, the mechanical rooms, service closets, shafts, areas above any hung ceiling and the windows and the portions of all window sills outside same are not part of the Premises demised by this Lease, and Landlord hereby reserves all rights to such parts of the Building. Tenant shall not paint, alter, drill into or otherwise change the appearance of the windows including, without limitation, the sills, jambs, frames, sashes, and meeting rails.

10.02     Landlord shall maintain and repair the structural portions of the Building and all Building systems and equipment up to the point of entry to the Premises, at its cost and expense, except where the need for such maintenance or repairs is caused by the negligence or willful misconduct of Tenant, its members, partners, directors, officers, employees, representatives, servants, invitees, permitted subtenant or permitted licensees, in which event such maintenance and repair shall be performed at Tenant's cost and expense, payable as additional rent hereunder.

ARTICLE 11

FIRE OR OTHER CASUALTY

11.01     Damage by fire or other casualty to the Building and to the core and shell of the Premises (excluding the tenant improvements and betterments and Tenant's personal property) shall be repaired with due diligence at the expense of Landlord (“Landlord's Restoration Work”), but without prejudice to the rights of subrogation, if any, of Landlord's insurer to the extent not waived herein. Landlord shall not be required to repair or restore any of Tenant's property or any alteration, installation or leasehold improvement made in and/or to the Premises. If, as a result of such damage to the Building or to the core and shell of the Premises, the Premises are rendered untenantable, the rent shall abate in proportion to the portion of the Premises not usable by Tenant from the date of such fire or other casualty until Landlord' s Restoration Work is substantially completed. Landlord shall not be liable to Tenant for any delay in performing Landlord's Restoration Work, Tenant's sole remedy being the right to an abatement of Rent, as provided above. Tenant shall cooperate with Landlord in connection with the performance by Landlord of Landlord's Restoration Work. If the Premises are rendered wholly untenantable by fire or other casualty and if Landlord shall decide not to restore the Premises, or if the Building shall be so damaged that Landlord shall decide to demolish it or not to rebuild it (whether or not the Premises have been damaged), Landlord may within ninety (90) days after such fire or other cause give written notice to Tenant of its election that the term of this Lease shall automatically expire no less than ten (10) days after such notice is given. Notwithstanding the foregoing, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible and to the extent permitted by law, Landlord and Tenant each hereby releases and waives all right of recovery against the other or any one claiming through or under each of them by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if both releasers' insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance and also, provided that such a policy can be obtained without additional premiums. Tenant hereby expressly waives the provisions of Section 227 of the

Real Property Law and agrees that the foregoing provisions of this Article shall govern and control in lieu thereof.

11.02     In the event that the Premises has been damaged or destroyed and this Lease has not been terminated in accordance with the provisions of this Article, Tenant shall (i) cooperate with Landlord in the restoration of the Premises and shall remove from the Premises as promptly as reasonably possible all of Tenant's salvageable inventory, movable equipment, furniture and other property and (ii) repair the damage to the tenant improvements and betterments and Tenant's personal property and restore the Premises within one hundred eighty (180) days following the date upon which the core and shell of the Premises shall have been substantially repaired by Landlord.

11.03     In the event that the Premises and/or access thereto are rendered substantially untenantable or unusable, as the case may be, due to fire or other casualty during the last year of the Term of this Lease and/or Landlord has not restored or repaired the Premises or access thereto, as the case may be, within one hundred and eighty (180) days after such fire or casualty then, and in such event, Tenant may elect to cancel this Lease upon written notice to Landlord within thirty (30) days after the end of such one hundred and eighty (180) day period and the term of this Lease shall expire on the date set forth therein which shall be not less than ten (10) days after the date such notice is given (the "Cancellation Date") provided that Tenant surrenders to Landlord possession of the Premises on or before the Cancellation Date.

ARTICLE 12

END OF TERM

12.01     Tenant shall surrender the Premises to Landlord at the expiration or sooner termination of this Lease in good order and condition, except for reasonable wear and tear and damage by fire or other casualty, and Tenant shall remove all of its property. Tenant agrees it shall indemnify and save Landlord harmless against all costs, claims, loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant timely to surrender the Premises will be substantial, will exceed the amount of monthly Rent theretofore payable hereunder, and will be impossible of accurate measurement. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord within one (1) day after the date of the expiration or sooner termination of the Term of this Lease, then Tenant will pay Landlord as liquidated damages for each month and for each portion of any month during which Tenant holds over in the Premises after expiration or termination of the Term of this Lease, a sum equal to two (2) times the average Rent and Additional Rent which was payable per month under this Lease during the last six months of the Term thereof. The aforesaid obligations shall survive the expiration or sooner termination of the Term of this Lease. At any time during the Term of this Lease, Landlord may exhibit the Premises to prospective purchasers or mortgagees of Landlord's interest therein. During the last year of the term of this Lease, Landlord may exhibit the Premises to prospective tenants.

ARTICLE 13

SUBORDINATION AND ESTOPPEL, ETC.

13.01     This Lease is and shall be subject and subordinate to all present and future ground leases, underlying leases and to all subleases of the entire premises demised by that certain ground lease (hereinafter referred to as the "Mesne Lease") dated December 30, 1957 and recorded in the office of the Register of the City of New York in the County of New York on December 31, 1957, in Liber 5024 of Conveyances, Page 430 of which the premises hereby demised form a part (the Mesne Lease and any or all present and future ground leases, underlying leases arid subleases of the entire premises demised by the Mesne Lease are hereunder referred to as the "ground leases" and the lessors and lessees thereunder are hereinafter referred to respectively as the "ground lessors" and "ground lessees" ) and to all renewals, modifications, replacements and extensions of the ground leases, and to all present and future mortgages affecting such ground leases (such mortgages are hereinafter referred to as the "mortgages" and the mortgagees thereunder are hereinafter referred to as the "the mortgagees") including, without limitation, that certain Amended and Restated indenture of Leasehold Mortgage, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents and Security Deposits, dated as of May 21, 1999 by and between SLG Graybar Mesne Lease LLC and SLG Graybar Sublease LLC, as mortgagor, and Midland Loan Services, Inc., as mortgagee, and to all renewals, modifications, replacements and extensions of the mortgages.

13.02     Notwithstanding the subordination of this Lease to all ground leases and mortgages, this Lease shall not terminate or be terminable by Tenant by reason of the expiration or earlier termination or cancellation of any ground lease in accordance with its terms or by reason of the foreclosures of any mortgage, except that this lease may be terminated if Tenant is named as a party and served with process in a summary or other proceeding brought by the lessor under the Mesne Lease (hereinafter referred to as the "Mesne Lessor") for the possession of the premises demised by the Mesne Lease or the space occupied by Tenant, or in such proceeding brought with the written consent of the Mesne Lessor delivered to Tenant, and a final order or judgment is entered, and a warrant for possession of such space issued and executed against the defendants or respondents in such proceedings.

13.03     Tenant agrees that if this Lease terminates, expires or is canceled for any reason or by any means whatsoever (other than by a summary or other proceeding brought by the Mesne Lessor or with the Mesne Lessor's written consent delivered to Tenant, in which summary or other proceeding Tenant is made a party and in which a final order or judgment is entered and warrant for possession is issued and executed against Tenant) and Mesne Lessor or a ground lessor so elects by written notice to Tenant, this lease shall automatically be reinstated for the balance of the term which would have remained but for such termination, expiration or cancellation, at the same rental, and upon the same agreements. covenants, conditions, restrictions and provisions herein contained, with the same rental, and upon the same agreements, covenants, conditions, restrictions and provisions herein contained, with the same force and effect as if no such termination, expiration or cancellation had taken place. Tenant covenants to execute and deliver any instrument required to confirm the validity of the foregoing. Anything herein contained to the contrary notwithstanding, this lease shall not be deemed to be automatically reinstated as aforesaid, nor shall Tenant be obligated to execute and deliver any instrument confirming such reinstatement, if Tenant has delivered to the Mesne Lessor and any ground lessor so electing a notice that in Tenant's opinion this lease has so terminated, expired or been canceled, and neither the Mesne Lessor nor such other ground lessor has, within thirty (30) days after receipt of such notice from Tenant, delivered notice to Tenant of its election automatically to reinstate this lease.

13.04     Tenant hereby consents to any and all assignment of Landlord's interest in this Lease to any ground lessor or mortgagee as collateral security for the payment of the ground rent or monies due under any mortgage. Tenant agrees to attorn to and pay rent to any such ground lessor or mortgagee in accordance with the provisions of any such assignment.

13.05     Tenant agrees that no act, or failure to act, on the part of Landlord, which would entitle Tenant under the terms of this Lease, or by law to be relieved of Tenant's obligations hereunder or to terminate this lease, shall result in a release or termination of such obligations or termination of this lease unless (i) Tenant shall have first given written notice of Landlord's act or failure to act to the ground lessors under all then existing ground leases, to all then existing mortgagees who have requested such notice from Tenant, and to Midland Loan Services, Inc., as mortgagee, at (i) 10851 Mastin, Overland Park, Kansas 662.10, Attn.: Philip Frost, Vice President/Portfolio Management, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant's rights and (ii) the ground lessors and such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter but nothing herein contained shall be deemed to impose any obligation on any ground lessor or such mortgagee to correct or cure any such condition.

13.06     This Lease may not be modified or amended so as to reduce the rent, shorten the term, or otherwise materially affect the rights of Landlord hereunder, or be canceled or surrendered except as provided in Section 13,05 this Article without the prior written consent in each instance of the ground lessors and of any mortgagees whose mortgages shall require such consent. Any such modification, agreement, cancellation or surrender made without such prior written consent shall be null and void.

13.07     From time to time, Tenant, on at least ten (10) days' prior written request by Landlord, shall deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there shall have been modifications, that the same is in full force and effect as modified and stating the modifications) and the dates to which the Rent and other charges have been paid and stating whether or not Landlord is in default in performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default. In the event that Tenant shall fail to execute and deliver any such instrument within ten (10) days after written request is made therefor, Landlord shall deliver an additional copy (marked "Second Notice") thereof to Tenant. In the event that Tenant, after the second notice, shall thereafter fail to either (i) execute and deliver any such instrument within ten (10) days after written request is made therefor or (ii) furnish within ten (10) days after written request is made therefor. a bonafide written dispute of the contents of such instrument, containing proposed remediation language thereafter failure to execute any revised subordination within ten (10) days of receipt of written request is made therefor, then hereby irrevocably constitutes and appoints Landlord as Tenant's attorney-in-fact to execute, acknowledge and deliver any such statements or certificates for and on behalf of Tenant.

ARTICIE 14

CONDEMNATION

14.01     If the whole or any substantial part of the Premises shall be condemned by eminent domain or acquired by private purchase in lieu thereof, for any public or quasi-public purpose, this Lease shall terminate on the date of the vesting of title through such proceeding or purchase, and Tenant shall have no claim against Landlord for the value of any unexpired portion of the Term of this Lease, nor shall Tenant be entitled to any part of the condemnation award or private purchase price. If less than a substantial part of the Premises is condemned, this Lease shall not terminate, but Rent shall abate in proportion to the portion of the Premises condemned.

ARTICLE 15

REQUIREMENTS OF LAW

15.01    Tenant at its expense shall comply with all laws, orders and regulations of any governmental authority having or asserting jurisdiction over the Premises, which shall impose any violation, order or duty, upon Landlord or Tenant as a result of Tenant's particular manner of use or occupancy of the Premises, including, without limitation, compliance in the Premises with all City, State and Federal laws, rules and regulations on the disabled or handicapped, on fire safety and on hazardous materials. The foregoing shall not require Tenant to do structural work to the Building. Notwithstanding the foregoing, Landlord shall be responsible for the cost of curing any violation of law in the Premises, existing as a matter of public record as of the commencement of the Term of this Lease or for which Landlord has had actual knowledge of as of the commencement of the term of this Lease.

15.02     Tenant shall require every person engaged by him to clean any window in the Premises from the outside, to use the equipment and safety devices required by Section 202 of the Labor Law and the rules of any governmental authority having or asserting jurisdiction.

15.03     Tenant at its expense shall comply with all requirements of the New York Board of Fire Underwriters, or any other similar body affecting the Premises, and shall not use the Premises in a manner which shall increase the rate of fire insurance of Landlord or of any other tenant, over that in effect prior to this Lease. If Tenant's use of the Premises increases the fire insurance rate, Tenant shall reimburse Landlord for all such increased costs. That the Premises are being used for the purpose set forth in Article 1 hereof shall not relieve Tenant from the foregoing duties, obligations and expenses.

ARTICLE 16

CERTIFICATE OF OCCUPANCY

16.01     Tenant will at no time use or occupy the Premises in violation of the certificate of occupancy issued for the Building. The statement in this Lease of the nature of the business to be conducted by Tenant shall not be deemed to constitute a representation or guaranty by Landlord that such use is lawful or permissible in the Premises under the certificate of occupancy for the Building.

ARTICLE 17

POSSESSION

17.01     lf Landlord shall be unable to give possession of the Premises on the Commencement Date because of the retention of possession of any occupant thereof, alteration or construction work, or for any other reason, Landlord shall not be subject to any liability for such failure. In such event, this Lease shall stay in full force and effect, without extension of its Term. However, the Rent hereunder shall not commence until the Premises are available for occupancy by Tenant in the condition required by this Lease, as provided in Article 22 of the Lease. If delay in possession is due to work, changes or decorations being made by or For Tenant, or is otherwise caused by Tenant, there shall be no rent abatement and the Rent shall commence on the date specified in this Lease. If permission is given to Tenant to occupy the Premises or other Premises prior to the date specified as the commencement of the Term, such occupancy shall be deemed to be pursuant to the terms of this Lease, except that the parties shall separately agree as to the obligation of Tenant to pay Rent for such occupancy. The provisions of this Article are intended to constitute an "express provision to the contrary" within the meaning of Section 223(a), New York Real Property Law.

ARTICLE 18

QUIET ENJOYMENT

18.01     Landlord covenants that if Tenant pays the Rent and performs all of Tenant's other obligations under this Lease, Tenant may peaceably and quietly enjoy the Premises, subject to the terms, covenants and conditions of this Lease and to the ground leases, underlying leases and mortgages hereinbefore mentioned.

ARTICLE 19

RIGHT OF ENTRY

19.01     Tenant shall permit Landlord to erect, construct and maintain pipes, conduits and shafts in and through the Premises provided that they are concealed, erected along perimeter walls wherever possible and are installed in a manner which does not interfere with Tenant's use of the Premises. Landlord or its agents shall have the right to enter or pass through the Premises upon reasonable oral notice to Tenant at reasonable times and by reasonable force in the event of an Emergency Situation without notice to Tenant, by master key and, in the event of an emergency, by reasonable force or otherwise, to examine the same, and to make such repairs, alterations or additions as it may deem necessary or desirable to the Premises or the Building, and to take all material into and upon the Premises that may be required therefor. Landlord shall use reasonable efforts to minimize interference with Tenant's normal business activities within the premises provided, however, that Tenant acknowledges and agrees that all work shall be performed on normal business days during normal business hours. Notwithstanding the foregoing, in the event that Tenant requests that Landlord make such repairs, alterations or additions during times other than ordinary business hours, and such labor is then available, Tenant shall be responsible for the cost of such overtime or premium labor charges as the case may be. Such entry and work shall not constitute an eviction of Tenant in whole or in part, shall not be grounds for any abatement of Rent, and shall impose no liability on Landlord by reason of inconvenience or injury to Tenant's business. Landlord shall have the right at any time, without the same constituting an actual or constructive eviction, and without incurring any liability to Tenant, to change the arrangement and/or location of entrances or passageways, windows, corridors, elevators, stairs, toilets, or other public parts of the Building, and to change the designation of rooms and suites and the name or number by which the Building is known.

ARTICLE 20

INDEMNITY

20.01     Tenant shall indemnify, defend and save Landlord harmless from and against any liability or expense arising from the use or occupation of the Premises by Tenant, or anyone on the Premises with Tenant's permission, or from any breach of this Lease.

ARTICLE 21

LANDLORD'S LABILITY ETC.

21.01     This Lease and the obligations of Tenant hereunder shall not in any way be affected because Landlord is unable to fulfill any of its obligations or to supply any service, by reason of strike or other cause not within Landlord's control. Landlord shall have the right, without incurring any liability to Tenant, to stop any service because of accident or emergency, or for repairs, alterations or improvements, necessary or desirable in the judgment of Landlord, until such repairs, alterations or improvements shall have been completed. Landlord shall not be liable to Tenant or anyone else, for any loss or damage to person, property or business; nor shall Landlord be liable for any latent defect in the Premises or the Building. Neither the partners, entities or individuals comprising the Landlord, nor the agents, directors, or officers or employees of any of the foregoing shall be liable for the performance of the Landlord's obligations hereunder. Tenant agrees to look solely to Landlord's estate and interest in the land and Building, or the lease of the Building or of the land and Building, and the Premises, for the satisfaction of any right or remedy of Tenant for the collection of a judgement (or other judicial process) requiring the payment of money by Landlord, and in the event of any liability by Landlord, no other property or assets of Landlord or of any of the aforementioned parties shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant's use and occupancy of the Premises or any other liability of Landlord to Tenant.

ARTICLE 22

CONDITION OF PREMISES

22.01     The parties acknowledge that Tenant has inspected the Premises and the Building and is fully familiar with the physical condition thereof and Tenant agrees to accept the Premises at the commencement of the Term in its then "as is" condition. Tenant acknowledges and agrees that Landlord shall have no obligation to do any work in or to the Premises in order to make it suitable and ready for occupancy and use by Tenant, except to the extent expressly provided for in this Article 22.

22.02     Prior to the commencement of the Term of this Lease, Landlord shall, at Landlord's cost and expense, perform the work set forth on the schedule annexed hereto as Exhibit C in a building standard manner using building standard materials ("Landlord's Work"). Landlord, or Landlord's designated, wholly owned affiliate Emerald City Construction Corp., shall perform Landlord's Work with reasonable dispatch, subject to delay by causes beyond its control or by the action or inaction of Tenant. Tenant acknowledges and agrees that the performance of Landlord's Work is expressly conditioned upon compliance by Tenant with all the terms and conditions of this Lease, including payment of Rent.

22.03     Any changes in or additions to Landlord's Work which shall be consented to by Landlord. and further changes in or additions to the Premises requested by Tenant after said Work has been completed which shall be so consented to shall be made by Landlord, or its agents, but shall be paid for by Tenant promptly when billed at cost plus 1 1/4% for insurance, 5% for overhead and 5% for general conditions, and in the event of the failure of Tenant so to pay for said changes or additions. Landlord at its option may consider the cost thereof, plus the above percentages, as Additional Rent payable by Tenant and collectible as such hereunder, as part of the rent for the next ensuing months.

22.04     If Landlord's Work is not substantially completed by the Commencement Date and is delayed by acts, omissions or changes made or requested by Tenant, its agents, designers, architects or any other party acting or apparently acting on Tenant's behalf, then Tenant shall pay as hereinbefore provided rent and additional rent on a per diem basis for each day of delay of Landlord's substantial completion caused by Tenant or any of the aforementioned parties.

22.05     Landlord's Work shall be deemed to be substantially completed notwithstanding that (i) minor or non-material details of construction, mechanical adjustment or decoration remain to be performed, provided that said "Punch List Items" shall be completed by Landlord within a reasonable time thereafter or (ii) a portion of Landlord's Work is incomplete because construction scheduling requires that such work be done after incomplete finishing or after other work to be done by or on behalf of Tenant is completed. Notwithstanding anything contained herein to the contrary, Landlord and Tenant acknowledge and agree that Landlord shall complete any Punch List items during normal business on normal business days, in connection with which Landlord acknowledges that Tenant may be conducting business in the Premises for the uses permitted under this Lease during such time(s). Accordingly, Landlord agrees that Landlord shall use commercially reasonable efforts to minimize interference with Tenant's permitted use of the Premises and to compartmentalize the portion of the Premises in which Landlord performs work on Punch List items in order to minimize the escape of debris therefrom and Tenant shall reasonably cooperate with Landlord by covering and/or temporarily relocating Tenant's personnel, furniture and/or office equipment within the Premises. Furthermore, in the event that Tenant requests that Landlord complete such Punch List Items during times other than ordinary business hours, and such labor is then available, Tenant shall be responsible for the cost of such overtime or premium labor charges as the case may be. Such entry and work shall not constitute an eviction of Tenant in whole or in part, shall not be grounds for any abatement of rent, and shall impose no liability on Landlord by reason of inconvenience or injury to Tenant's business.

ARTICLE 23

CLEANING

23.01     Landlord shall cause the Premises to be kept clean in accordance with Landlord's customary standards for the Building, provided they are kept in order by Tenant. Landlord, its cleaning contractor and their employees shall have after-hours access to the Premises and the use of Tenant's light, power and water in the Premises as may be reasonably required for the purpose of cleaning the Premises. Landlord may remove Tenant's extraordinary refuse from the Building and Tenant shall pay the cost thereof.

23.02     Tenant acknowledges that Landlord has designated a cleaning contractor for the Building. Tenant agrees to employ said cleaning contractor or such other contractor as Landlord shall from time to time designate (the "Building Cleaning Contractor") to perform all cleaning services required under the Lease to be performed by Tenant within the Premises and for any other waxing, polishing, and other cleaning and maintenance work of the Premises and

Tenant's furniture, fixtures and equipment (collectively, "Tenant Cleaning Services") provided that the prices charged by said contractor are comparable to the prices customarily charged by other reputable cleaning contractors employing union labor in midtown Manhattan for the same level and quality of service. Tenant acknowledges that it has been advised that the cleaning contractor for the Building may be a division or affiliate of Landlord. Tenant agrees that it shall not employ any other cleaning and maintenance contractor, nor any individual, firm or organization for such purpose, without Landlord's prior written consent. In the event that Landlord and Tenant cannot agree on whether the prices then being charged by the Building Cleaning Contractor for such cleaning services are comparable to those charged by other reputable contractors as herein provided, then Landlord and Tenant shall each obtain two (2) bona fide bids for such services from reputable cleaning contractors performing such services in comparable buildings in midtown Manhattan employing union labor, and the average of the four bids thus obtained shall be the standard of comparison. In the event that the Building Cleaning Contractor does not agree to perform such cleaning services for Tenant at such average price, Landlord shall not unreasonably withhold its consent to the performance of Tenant Cleaning Services by a reputable cleaning contractor designated by Tenant employing union labor with the proper jurisdictional qualifications; provided, however, that, without limitation, Landlord's experience with such contractor or any criminal proceedings pending or previously filed against such contractor may form a basis upon which Landlord may withhold or withdraw its consent.

ARTICLE 24

JURY WAIVER

24.01     Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim involving any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises or involving the right to an statutory relief or remedy. Tenant will not interpose any counterclaim of any nature in any summary proceeding except for mandatory or compulsory counterclaims.

ARTICLE 25

NO WAIVER ETC:

25.01     No act or omission of Landlord or its agents shall constitute an actual or constructive eviction, unless Landlord shall have first received written notice of Tenant's claim and shall have had a reasonable opportunity to meet such claim. In the event that any payment herein provided for by Tenant to Landlord shall become overdue for a period in excess of ten (10) days, then at Landlord's option a "late charge" shall become due and payable to Landlord, as Additional Rent, from the date it was due until payment is made, at the following rates: for individual and partnership lessees, said late charge shall be computed at the maximum legal rate of interest: for corporate or governmental entity lessees the late charge shall be computed at two percent per month unless there is an applicable maximum legal rate of interest which then shall be used. No act or omission of Landlord or its agents shall constitute an acceptance of a surrender of the Premises, except a writing signed by Landlord. The delivery or acceptance of keys to Landlord or its agents shall not constitute a termination of this Lease or a surrender of the Premises. Acceptance by Landlord of less than the Rent herein provided shall at Landlord's option be deemed on account of earliest Rent remaining unpaid. No endorsement on any check, or letter accompanying Rent, shall be deemed an accord and satisfaction, and such check may be cashed without prejudice to Landlord. No waiver of any provision of this Lease shall be effective, unless such waiver be in writing signed by the party to be charged. In no event shall Tenant be entitled to make, nor shall Tenant make any claim, and Tenant hereby waives any claim for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord had unreasonably withheld, delayed or conditioned its consent or approval to any request by Tenant made under a provision of this Lease. Tenant's sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance or declaratory judgment. Tenant shall comply with the rules and regulations contained in this Lease, and any reasonable modifications thereof or additions thereto. Landlord shall not be liable to Tenant for the violation of such rules and regulations by any other tenant. Failure of Landlord to enforce any provision of this Lease, or any rule or regulation, shall not be construed as the waiver of any subsequent violation of a provision of this Lease, or any rule or regulation. This Lease shall not be affected by nor shall Landlord in any way be liable for the closing, darkening or bricking up of windows in the Premises, for any reason, including as the result of construction on any property of which the Premises are not a part or by Landlord 's own acts.

ARTICLE 26

OCCUPANCY AND USE BY TENANT

26.01     If this Lease is terminated because of Tenant's default hereunder, then, in addition to Landlord's rights of re-entry, restoration, preparation for and rerental, and anything elsewhere in this Lease to the contrary notwithstanding, all Rent and Additional Rent reserved in this Lease from the date of such breach to the expiration date of this Lease shall become immediately due and payable to Landlord and Landlord shall retain its right to judgment on and collection of Tenant's aforesaid obligation to make a single payment to Landlord of a sum equal to (i) the amount by which (x) the Fixed Annual Rent and Additional Rent payable hereunder for the period to the Expiration Date from the date of such breach, exceeds (y) the then fair and reasonable rental value of the Premises for the same period, both discounted at the prime rate of interest charged by Chase Manhattan Bank. New York, (or the successor thereto) on the date of such breach to present worth, and (ii) all reasonable out-of-pocket expenses of Landlord in obtaining possession of, and in effecting the reletting of the Premises including, without limitation, alteration costs, commissions, concessions and legal fees. In no event shall Tenant be entitled to a credit or repayment for rerental income which exceeds the sums payable by Tenant hereunder or which covers a period after the original Term of this Lease.

ARTICLE 27

NOTICES

27.01     Any bill, notice or demand from Landlord to Tenant, may be delivered personally at the Premises or sent by registered or certified mail or by any nationally recognized overnight delivery service and addressed to Tenant at the Premises or if prior to the commencement of the turn of this Lease to the address first set forth herein. Such bill, notice or demand shall be deemed to have been given at the time of delivery, mailing or receipt by such delivery service. Any notice, request or demand from Tenant to Landlord must be sent by registered or certified mail or by any nationally recognized overnight courier service to the last address designated in writing by Landlord.

ARTICLE 28

WATER

28.01     Tenant shall pay the amount of Landlord's cost for all excessive water used by Tenant for any purpose other than ordinary cleaning, pantry or lavatory uses, and any sewer rent or tax based thereon. In the event Landlord has reason to believe that Tenant's use of water in the Premises is excessive, Landlord may install a water meter to measure Tenant's water consumption for all purposes and Tenant agrees to pay for the installation and maintenance thereof and for water consumed as shown on said meter at Landlord's cost therefor plus fifteen (15%) percent. If water is made available to Tenant in the Building or the Premises through a meter which also supplies other Premises, or without a meter, then Tenant shall pay to Landlord a reasonable charge per month for water. Landlord reserves the right to discontinue water service to the Premises if either the quantity or character of such service is changed or is no longer available or suitable for Tenant's requirements or for any other reason without releasing Tenant from any liability under this Lease and without Landlord or Landlord's agent incurring any liability for any damage or loss sustained by Tenant by such discontinuance of service.

ARTICLE 29

SPRINKLER SYSTEM

29.01     If there shall be a "sprinkler system" in the Premises for any period during this Lease, Tenant shall pay a reasonable charge per month, for sprinkler supervisory service. In no event shall Tenant's Share exceed the sum of twenty five ($.25) cents per rentable square foot of space per calendar year during the term of this Lease. If such sprinkler system is damaged by any act or omission of Tenant or its agents, employees, licensees or visitors, Tenant shall restore the system to good working condition at its own expense. If the New York Board of Fire Underwriters, the New York Fire Insurance Exchange, the Insurance Services Office, or any governmental authority requires the installation of, or any alteration to a sprinkler system by reason of Tenant's particular manner of occupancy or use of the Premises, including any alteration necessary to obtain the full allowance for a sprinkler system in the fire insurance rate of Landlord, or for any other reason, Tenant shall make such installation or alteration promptly, and at its own expense.

ARTICLE 30

HEAT, ELEVATOR, ETC.

30.01     Landlord shall provide a minimum of one passenger elevator servicing the floor upon which the premises are located twenty-four (24) hours a day, seven days a week. Landlord shall furnish heat to the Premises during days in the cold season in each year during usual business hours including Saturdays until 1 P.M., except on Sundays, State holidays, Federal holidays, or Building Service Employees Union Contract holidays. If the elevators in the Building are manually operated, Landlord may convert to automatic elevators at any time, without in any way affecting Tenant's obligations hereunder.

30.02     Tenant shall not be charged for Tenant's use of one (1) car for freight elevator service solely in connection with its initial, single phase move into the Premises, provided that (i) same does not exceed eight (8) hours in the aggregate; and (ii) Tenant acknowledges and agrees that such use shall be on a non-exclusive, first-come, first-served basis.

ARTICLE 31

SECURITY DEPOSIT

31.01     Tenant has deposited with Landlord the sum of $43.890.48 as security (the "Security” ) for the performance by Tenant of the terms of this Lease after notice and the expiration of any applicable cure period. Landlord may use any part of the Security to satisfy any default of Tenant and any expenses arising from such default, including but not limited to legal fees and any damages or rent deficiency before or after re-entry by Landlord. Tenant shall, upon demand, deposit with Landlord the Rill amount so used, and/or any amount not so deposited by Tenant, in order that Landlord shall have the full Security deposit on hand at all times during the term of this Lease. If Tenant shall comply fully with the terms of this Lease, the Security shall be returned to Tenant after the date fixed as the end of the Lease. In the event of a sale or lease of the Building containing the Premises, Landlord may transfer the Security to the purchaser or tenant, and Landlord shall thereupon be released from all liability for the return of the Security, This provision shall apply to every transfer or assignment of the Security to a new Landlord, Tenant shall have no legal power to assign or encumber the Security herein described.

31.02     Effective as of the third (3rd) anniversary of the Commencement Date (the "Security Reduction Date"), the security required to be maintained by Tenant under the provisions of this Article 31 shall be reduced by the sum of $21,945.24 (the "Partial Security Refund") to the

sum of $21,945.24 provided that Tenant has not been in default of this Lease at any time prior thereto. In the event that Tenant is entitled to a reduction of security in accordance with the provisions of this Section 31.02. Landlord shall, within thirty (30) following receipt from Tenant of a demand therefor, at Landlord's election, refund to Tenant the Partial Security Refund by either issuing a check or credit against the next installments of Fixed Annual Rent and Additional Rent accruing hereunder from and after the Security Reduction Date.

ARTICLE 32

TAX ESCALATION

    32.01 Tenant shall pay to Landlord, as Additional Rent, tax escalation in accordance with this Article:

(a)  For purposes of this Lease, Landlord and Tenant acknowledge and agree that the rentable square foot area of the Premises shall be deemed to be 2,141 square feet.

(b)  For the purpose of this Article, the following definitions shall apply:

(i)  The term "Tenant's Share", for purposes of computing tax escalation, shall mean 0.192 percent (0.192%). Tenant's Share has been computed on the basis of a fraction, the numerator of which is the rentable square foot area of the Premises and the denominator of which is the total rentable square foot area of the office and commercial space in the Building Project. The parties acknowledge and agree that the total rentable square foot area of the office and commercial space in the Building Project shall be deemed to be 1,112,424 sq. ft.

(ii)  The term the "Building Project" shall mean the aggregate combined parcel of land on a portion of which are the improvements of which the Premises form a part, with all the improvements thereon, said improvements being a part of the block and lot for tax purposes which are applicable to the aforesaid land.

(iii)  The "Base Tax Year" shall mean the New York City fiscal tax year commencing on July 1, 2005 through June 30, 2006.

(iv)  The term "Comparative Year” shall mean the twelve (12) month period following the Base Tax Year, and each subsequent period of twelve (12) months thereafter.

(v)  The term "Real Estate Taxes" shall mean the total of all real estate taxes and special or other assessments levied, assessed or imposed at any time by any governmental authority upon or against the Building Project including, without limitation, any tax or assessment levied, assessed or imposed at any lime by any governmental authority in connection with the receipt of income or rents from said Building Project to the extent that same shall be in lieu of all or a portion of any of the aforesaid taxes or assessments, or additions or increases thereof, upon or against said Building Project. The Lease shall exclude from Real Estate Taxes any interest or penalties incurred by Landlord by reason of late payment of Taxes. If, due to a future change in the method of taxation or in the taxing authority, or for any other reason, a franchise, income, transit, profit or other tax or governmental imposition, however designated, shall be levied against Landlord in substitution in whole or in part for the Real Estate Taxes, or in lieu of additions to or increases of said Real Estate Taxes, then such franchise, income, transit, profit or other tax or governmental imposition shall be deemed to be included within the definition of "Real Estate Taxes" for the purposes hereof.

(vi) Where more than one assessment is imposed by the City of New York for any tax year, whether denominated an “actual assessment” or a "transitional assessment” or otherwise, then the phrases herein "assessed value" and "assessments” shall mean whichever of the actual, transitional or other assessment is designated by the City of New York as the taxable assessment for that tax year.

32.02     In the event that the Real Estate Taxes payable for any Comparative Year shall exceed the amount of the Real Estate Taxes payable during the Base Tax Year, Tenant shall pay to Landlord, as Additional Rent for such Comparative Year, an amount equal to Tenant's Share of the excess. Before or after the start of each Comparative Year, Landlord shall furnish to Tenant a statement of the Real Estate Taxes payable during the Comparative Year. if the Real Estate Taxes payable for such Comparative Year exceed the Real Estate Taxes payable during the Base Tax Year, Additional Rent for such Comparative Year, in an amount equal to Tenant's Share of the excess, shall be due from Tenant to Landlord, and such Additional Rent shall be payable by Tenant to Landlord within thirty (30) days after receipt of the aforesaid statement. The benefit of any discount for any early payment or prepayment of Real Estate Taxes shall accrue solely to the benefit of Landlord, and such discount shall not be subtracted from the Real Estate Taxes payable for any Comparative Year, In addition to the foregoing, Tenant shall pay to Landlord, on demand, as Additional Rent, a sum equal to Tenant's Share of any business improvement district assessment payable by the Building Project.

32.03     Should the Real Estate Taxes payable during the Base Tax Year be reduced by final determination of legal proceedings, settlement or otherwise, then, the Real Estate Taxes payable during the Base Tax Year shall be correspondingly revised, the Additional Rent theretofore paid or payable hereunder for all Comparative Years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord as Additional Rent, within ten (10) days after being billed therefor, any deficiency between the amount of such Additional Rent as theretofore computed and the amount thereof due as the result of such recomputations.

32.04     If, after Tenant shall have made a payment of Additional Rent under Section 32.02, Landlord shall receive a refund of any portion of the Real Estate Taxes payable for any Comparative Year after the Base Tax Year on which such payment of Additional Rent shall have been based, as a result of a reduction of such Real Estate Taxes by final determination of legal proceedings, settlement or otherwise, Landlord shall within ten (10) days after receiving the refund pay to Tenant Tenant's Share of the refund less Tenant's Share of expenses (including attorneys' and appraisers' fees) incurred by Landlord in connection with any such application or proceeding. In addition to the foregoing, Tenant shall pay to Landlord, as Additional Rent, within ten (10) days after Landlord shall have delivered to Tenant a statement therefor, Tenant's Share of all expenses incurred by Landlord in reviewing or contesting the validity or amount of any Real Estate Taxes or for the purpose of obtaining reductions in the assessed valuation of the Building Project prior to the billing of Real Estate Taxes, including without limitation, the fees and disbursements of attorneys, third party consultants, experts and others.

32.05     The statements of the Real Estate Taxes to be furnished by Landlord as provided above shall be certified by Landlord and shall constitute a final determination as between Landlord and Tenant of the Real Estate Taxes for the periods represented thereby, unless Tenant within thirty (30) days after they are furnished shall give a written notice to Landlord that it disputes their accuracy or their appropriateness, which notice shall specify the particular respects in which the statement is inaccurate or inappropriate. If Tenant shall so dispute said statement then, pending the resolution of such dispute, Tenant shall pay the Additional Rent to Landlord in accordance with the statement furnished by Landlord.

32.06      In no event shall the Fixed Annual Rent under this Lease be reduced by virtue of this Article.

32.07      If the Commencement Date of the Term of this Lease is not the first day of the first Comparative Year, then the Additional Rent due hereunder for such first Comparative Year shall be a proportionate share of said Additional Rent for the entire Comparative Year, said proportionate share to be based upon the length of time that the lease Term will be in existence during such first Comparative Year. Upon the date of any expiration or termination of this Lease (except termination because of Tenant's default) whether the same be the date hereinabove set forth for the expiration of the Term or any prior or subsequent date, a proportionate share of said Additional Rent for the Comparative Year during which such expiration or termination occurs shall immediately become due and payable by Tenant to Landlord, if it was not theretofore already billed and paid. The said proportionate share shall be based upon the length of time that this Lease shall have been in existence during such Comparative Year. Landlord shall promptly cause statements of said Additional Rent for that Comparative Year to be prepared and furnished to Tenant. Landlord and Tenant shall thereupon make appropriate adjustments of amounts then owing.

32.08      Landlord's and Tenant's obligations to make the adjustments referred to in Section 32.07 above shall survive any expiration or termination of this Lease. Any delay or failure of Landlord in billing any tax escalation hereinabove provided shall not constitute a waiver of or in any way impair the continuing obligation of Tenant to pay such tax escalation hereunder.

ARTICLE 33

RENT CONTROL

33.01     In the event the Fixed Annual Rent or Additional Rent or any part thereof provided to be paid by Tenant under the provisions of this Lease during the Term shall become uncollectible or shall be reduced or required to be reduced or refunded by virtue of any Federal. State, County or City law, order or regulation, or by any direction of a public officer or body pursuant to law, or the orders, rules, code or regulations of any organization or entity formed pursuant to law, whether such organization or entity be public or private, then Landlord, at its option, may at any time thereafter terminate this Lease, by not less than thirty (30) days' written notice to Tenant, on a date set forth in said notice, in which event this Lease and the term hereof shall terminate and come to an end on the date fixed in said notice as if the said date were the date originally fixed herein for the termination of the demised term. Landlord shall not have the right to so terminate this Lease if Tenant within such period of thirty (30) days shall in writing lawfully agree that the rentals herein reserved are a reasonable rental and agree to continue to pay said rentals, and if such agreement by Tenant shall then be legally enforceable by Landlord.

ARTICLE 34

SUPPLIES

34.01     Only Landlord or any one or more persons, firms, or corporations authorized in writing by Landlord, which authorization shall not be unreasonably withheld, conditioned or delayed, shall be permitted to furnish laundry, linens, towels, drinking water, water coolers, ice and other similar supplies and services to tenants and licensees in the Building. Landlord may fix, in its own absolute discretion, from time to time, the hours during which and the regulations under which such supplies and services are to be furnished. Landlord expressly reserves the right to act as or to designate, from time to time, an exclusive supplier of all or any one or more of the said supplies and services; and Landlord furthermore expressly reserves the right to exclude from the Building any person, firm or corporation attempting to furnish any of said supplies or services but not so designated by Landlord.

34.02     Only Landlord or any one or more persons, firms or corporations authorized in writing by Landlord shall be permitted to sell, deliver or furnish any food or beverages whatsoever for consumption within the Premises or elsewhere in the Building. Landlord expressly reserves the right to act as or to designate from time to time an exclusive supplier or suppliers of such food and beverages. Landlord further expressly reserves the right to exclude from the Building any person, Firm or corporation attempting to deliver or purvey any such food or beverages, but not so designated by Landlord. It is understood, however, that Tenant or its regular office employees may personally bring food or beverages into the Building for consumption within the Premises by the said employees, but not for resale or for consumption by any other tenant. Landlord may fix in its absolute discretion from time to time the hours during which, and the regulations under which, food and beverages may be brought into the Building by Tenant or its regular employees.

ARTICLE 35

AIR CONDITIONING

35.01     Tenant shall be permitted to use the equipment presently supplying air-conditioning service to the Premises (the "Existing HVAC Equipment") Monday to Friday from 8:00 to 6:00 p.m. during the Building's "Cooling Season" (which is currently May 15 through October 15) subject to and in accordance with the provisions of this Article. Landlord shall perform such work as is necessary, if any, in order to place the Existing HVAC Equipment in good working order ("Landlord's Initial HVAC Work") subject, however, to Tenant's obligation to thereafter maintain and repair the Existing HVAC Equipment in accordance with the provisions of this Article. Landlord shall perform Landlord's Initial HVAC Work as promptly as is reasonably practical following the commencement of the Term hereof, Tenant acknowledges and agrees that air-conditioning, service to the Premises shall be supplied through equipment operated, maintained and repaired by Tenant and that Landlord has no obligation to operate, maintain or to repair the said equipment or to supply air-conditioning service to the Premises. The Existing HVAC Equipment and all other air conditioning systems, equipment and facilities hereafter located in or servicing the Premises {the "Supplemental Systems") including, without limitation, the ducts, dampers, registers, grilles and appurtenances utilized in connection with both the Existing HVAC Equipment and the Supplemental Systems (collectively hereinafter referred to as the "HVAC System"), shall be maintained, repaired and operated by Tenant in compliance with all present and future laws and regulations relating thereto at Tenant's sole cost and expense. Tenant shall pay for all electricity consumed in the operation of the HVAC System, and Tenant's proportionate share of the electric current (and or water, gas and steam) for the production of chilled and/or condenser water and its supply to the Premises, if applicable, which shall become the obligation of Tenant subject to the terms of Article 41 of this Lease Tenant shall pay for all parts and supplies necessary for the proper operation of the HVAC System (and any restoration or replacement by Tenant of all or any part thereof shall be in quality and class at least equal to the original work or installations); provided, however, that Tenant shall not alter, modify, remove or replace the HVAC System, or any part thereof, without Landlord's prior written consent.

35.02     Without limiting the generality of the foregoing, Tenant shall, at its own cost and expense, (a) cause to be performed all maintenance of the HVAC System, including all repairs and replacements thereto, and (b) commencing as of the date upon which Tenant shall first occupy the Premises for the conduct of its business, and thereafter throughout the Term of the Lease, maintain in force and provide a copy of same to Landlord an air conditioning service repair and full service maintenance contract covering the HVAC System in form satisfactory to Landlord with an air conditioning contractor or servicing organization approved by Landlord. All such contracts shall provide for the thorough overhauling of the HVAC System at least once each year during the Term of this Lease and shall expressly state that (i) it shall be an automatically renewing contract terminable upon not less than thirty (30) days prior written notice to the Landlord (sent by certified mail, return receipt requested) and (ii) the contractor providing such service shall maintain a log at the Premises detailing the service provided during each visit pursuant to such contract. Tenant shall keep such log at the Premises and permit Landlord to review same promptly after Landlord's request. The HVAC System is and shall at all times remain the property of Landlord, and at the expiration or sooner termination of the Lease. Tenant shall surrender to Landlord the HVAC System in good working order and condition, subject to normal wear and tear and shall deliver to Landlord a copy of the service log. In the event that Tenant fails to obtain the contract required herein or perform any of the maintenance or repairs required hereunder. Landlord shall have the right, but not the obligation, to procure such contract and/or perform any such work and charge the Tenant as Additional Rent hereunder the cost of same plus an administrative fee equal to Fifteen percent (15%) of such cost which shall be paid for by Tenant on demand.

ARTICLE 36

SHORING

36.01     Tenant shall permit any person authorized to make an excavation on land adjacent to the Building containing the Premises to do any work within the Premises necessary to preserve the wall of the Building from injury or damage, and Tenant shall have no claim against Landlord for damages or abatement of rent by reason thereof.

ARTICLE 37

EFFECT OF CONVEYANCE ETC.

37.01     If the Building containing the Premises shall be sold, transferred or leased, or the lease thereof transferred or sold, Landlord shall be relieved of all future obligations and liabilities hereunder and the purchaser, transferee or tenant of the Building shall be deemed to have assumed and agreed to perform all such obligations and liabilities of Landlord hereunder. In the event of such sale, transfer or lease, Landlord shall also be relieved of all existing obligations and liabilities hereunder, provided that the purchaser, transferee or tenant of the Building assumes in writing such obligations and liabilities.

ARTICLE 38

RIGHTS OF SUCCESSORS AND ASSIGNS

38.01     This Lease shall bind and inure to the benefit of the heirs, executors, administrators, successors, and, except as otherwise provided herein, the assigns of the parties hereto. If any provision of any Article of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of that Article, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of said Article and of this Lease shall be valid and be enforced to the fullest extent permitted by law.

ARTICLE 39

CAPTIONS

39.01     The captions herein are inserted only for convenience, and are in no way to be construed as a part of this Lease or as a limitation of the scope of any provision of this Lease.

ARTICLE 40

BROKERS

40.01     Tenant covenants, represents and warrants that Tenant has had no dealings or negotiations with any broker or agent in connection with the consummation of this Lease other than SL Green Leasing LLB: (the "Broker”) and Tenant covenants and agrees to defend, hold harmless and indemnify Landlord from and against any and all cost, expense (including reasonable attorneys' fees) or liability for any compensation, commissions or charges claimed by any broker or agent with respect to this Lease or the negotiation thereof. Landlord represents that Landlord, at its sole cost and expense, shall pay all commissions due to the Brokers pursuant to a separate written agreement.

40.02     Landlord represents and warrants to Tenant that it did not consult or negotiate with any broker, finder, or consultant with regard to the Premises other than the Brokers, and that no other broker, finder or consultant participated in procuring this Lease. Landlord hereby indemnifies and agrees to defend and hold Tenant, its agents, servants and employees harmless from any suit, action, proceeding, controversy, claim or demand whatsoever at law or in equity that may be instituted against Tenant by those who dealt with Landlord for recovery of compensation or damages for procuring this Lease or by reason of a breach or purported breach of the representations and warranties contained herein.

ARTICLE 41

ELECTRICITY

41.01     Tenant acknowledges and agrees that electric service shall be supplied to the Premises on a “rent inclusion basis" in accordance with the provisions of this Article 41 (subject to Landlord's right, in its sole discretion. to furnish such electricity on a "submetering" basis as provided for herein).

41.02     Electricity and electric service, as used herein, shall mean any element affecting the generation, transmission, and/or distribution or redistribution of electricity, including but not limited to services which facilitate the distribution of service.

41.03     If and so long as Landlord provides electricity to the Premises on a rent inclusion basis, Tenant agrees that the Fixed Annual Rent shall be increased by the amount of the Electricity Rent Inclusion Factor (“ERIF”as hereinafter defined, Tenant acknowledges and agrees (i) that the Fixed Annual Rent hereinabove set forth in this Lease does not yet, but is to include an ERIF of $3.00 per rentable square foot to compensate Landlord for electrical wiring and other installations necessary for, and for its obtaining and making available to Tenant the redistribution of electric current as an additional service, and Tenant shall pay for Tenant's Share of Building electric current (i.e., all electricity used in lighting the public and service areas, and in operating all the service facilities, of the Building and the parties acknowledge and agree that twenty percent (20%) of the Building's payment to the public utility or other service providers for the purchase of electricity shall be deemed to he payment for Building electric current) which shall be paid for by Tenant in accordance with provisions hereof; and (ii) that said ERIF, which shall be subject to periodic adjustments as hereinafter provided, has been partially based upon an estimate of the Tenant's connected electrical load. in whatever manner delivered to Tenant, which shall be deemed to be the demand (KW), and hours of use thereof, which shall be deemed to be the energy (KWH), for ordinary lighting and light office equipment and the operation of the usual small business machines, including Xerox or other copying machines (such lighting and equipment are hereinafter called “Ordinary Equipment" during ordinary business hours ("Ordinary Business Hours") shall be deemed to mean 50 hours per week). with Landlord providing an average connected load of 4 1/2 watts of electricity for all purposes per rentable square foot. Any installation and use of equipment other than Ordinary Equipment and/or any connected load and/or energy usage by Tenant in excess of the foregoing and the charge for Tenant's Share of Building electric current shall result in adjustment of the ERIF as hereinafter provided. For purposes of this Article, the rentable square foot area of the Premises shall be deemed to be 2,141 square feet.

41.04     If the cost to Landlord of electricity shall have been, or shall be, increased subsequent to September 1, 2005 (whether such change occurs prior to or during the term of this Lease), by change in Landlord's electric rates or service classifications, or electricity charges, including changes in market prices, or by an increase, subsequent to the last such electric rate or service classification change or market price change, in fuel adjustments or charges of any kind, or by taxes, imposed on Landlord's electricity purchases or on Landlord's electricity redistribution. or for any other such reason, then the aforesaid ERIF portion of the fixed annual rent shall be changed in the same percentage as any such change in cost due to changes in electric rates, service classifications or market prices, and, also Tenant's payment obligation, for electricity redistribution, shall change from time to time so as to reflect any such increase in fuel adjustments or charges, and such taxes. Any such percentage change in Landlord's cost due to change in Landlord's electric rate or service classifications or market prices, shall be computed on the basis of the average consumption of electricity for the Building for the twelve full months immediately prior to the rate change or other such changes in cost, energy and demand, and any changed methods of or rules on billing for same, applied on a consistent basis to the new electric rate or service classification or market price and to the immediately prior existing electric rate or service classification or market price, if the average consumption (energy and demand) for the entire Building for said prior twelve (12.) months cannot reasonably be applied and used with respect to changed methods of or rules on billing, then the percentage increase shall be computed by the use of the average consumption (energy and demand) for the entire building for the first three (3)

months after such change, projected to a full twelve (12) months, so as to reflect the different seasons; and that same consumption, so projected, shall be applied to the rate and/or service classification or market price which existed immediately prior to the change. The parties agree that a reputable, independent electrical consultant firm, selected by Landlord ("Landlord's Electrical Consultant"), shall determine the percentage change for the changes in ERIF due to Landlord's changed costs and the charge to Tenant for Tenant's Share of Building electric current, and that Landlord's Electrical Consultant may from time to time make surveys in the Premises of the electrical equipment and fixtures and use of current. (i) If such survey shall reflect a connected electrical load in excess of 4 1/2watts of electricity for all purposes per rentable square foot and/or energy usage in excess of Ordinary Business Hours (each such excess hereinafter called "excess electricity') then the connected electrical load and/or the hours of use portion(s) of the then existing ERIE shall be increased by an amount which is equal to a fraction of the then existing ERIF, the numerator of which is the excess electricity (i.e., excess connected load and/or excess usage) and the denominator of which is the connected load and/or the energy usage which was the basis of the then existing ERIF, Such fractions shall be determined by Landlord's Electrical Consultant. The Fixed Annual Rent shall then be appropriately adjusted, effective as of the date of any such change in connected load and/or usage, as disclosed by said survey. (ii) If such survey shall disclose installation and use of other than Ordinary Equipment, then effective as of the date of said survey, there shall be added to the ERIF portion of Fixed Annual Rent (computed and fixed as hereinbefore described) an additional amount equal to what would be paid under the SC-4 Rate 1 Service Classification in effect on September 1, 2005 (and not the time-of--day rate schedule) or the comparable rate schedule (and not the time-of-day rate schedule) of any utility other than Con Ed then providing electrical service to the building as same shall be in effect on the date of such survey for such load and usage of electricity, with the connected electrical load deemed to be the demand (KW) and the hours of use thereof deemed to be the energy (KWH), as hereinbefore provided, (which addition to the ERIF shall be increased by all electricity cost changes of Landlord, as hereinabove provided, from September 1, 2005 through the date of billing).

41.05     In no event, whether because of surveys, rates or cost changes, or for any reason, is the originally specified $3.00 per rentable square foot ERIE portion of the fixed annual rent (plus any net increase thereof by virtue of all electricity rate, service classification or market price changes of Landlord subsequent to September 1, 2005) to be reduced.

41.06     The determinations by Landlord's Electrical Consultant shall be binding. and conclusive on Landlord and Tenant from and after the delivery of copies of such determinations to Landlord and Tenant, unless, within fifteen (15) days after delivery thereof, Tenant disputes such determination. If Tenant so disputes the determination, it shall, at its own expense, obtain from a reputable, independent electrical consultant its own determinations in accordance with the provisions of this Article. Tenant's consultant and Landlord's consultant then shall seek to agree. If they cannot agree within thirty (30) days they shall choose a third reputable electrical consultant, whose cost shall be shared equally by the parties, to make similar determinations which shall be controlling. (If they cannot agree on such third consultant within ten (10) days, then either party may apply to the Supreme Court in the County of New York for such appointment.) However, pending such controlling determinations Tenant shall pay to

Landlord the amount of Additional Rent or ERIF in accordance with the determinations of Landlord's Electrical Consultant. If the controlling determinations differ from Landlord's Electrical Consultant, then the parties shall promptly make adjustments for any deficiency owed by Tenant or overage paid by Tenant,

41.07     If and so long as Landlord provides electricity to the Premises on a submetering basis, Tenant covenants and agrees to purchase the same from Landlord or Landlord's designated agent at charges, terms and rates set, from time to time, during the term of this Lease by Landlord but not more than those specified in the service classification in effect on January 1, 1970 pursuant to which Landlord then purchased electric current from the public utility corporation serving the part of the city where the Building is located; provided however, said charges shall be increased in the same percentage as any percentage increase in the billing to Landlord for electricity for the entire Building, by reason of increase in Landlord's electric rates or service classifications, subsequent to January 1, 1970, and so as to reflect any increase in Landlord's electric charges, including changes in market prices for electricity from utilities and/or other providers, in fuel adjustments or by taxes or charges of any kind imposed on Landlord's electricity purchases or redistribution, or for any other such reason, subsequent to said date. Any such percentage increase in Landlord's billing for electricity due to changes in rates, service classifications, or market prices, shall be computed by the application of the average consumption (energy and demand) of electricity for the entire Building for the twelve (12) full months immediately prior to the rate and/or service classification change, or any changed methods of or rules on billing for same, applied on a consistent basis to the new rate and/or service classification or market price, and to the classification and rate in effect on January 1, 1970. If the average consumption of electricity for the entire Building for said prior twelve (12.) months cannot reasonably be applied and used with respect to changed methods of or rules on billing. then the percentage shall be computed by the use of the average consumption (energy and demand) for the entire Building for the first three (3) months after such change, projected to a full twelve (12) months, so as to reflect the different seasons; and that same consumption, so projected, shall be applied to the service classification and rate in effect on January 1, 1970. Where more than one meter measures the service of Tenant in the Building, the service rendered through each meter may be computed and billed separately in accordance with the rates herein specified. Bills therefore shall be rendered at such times as Landlord may elect and the amount, as computed from a meter, shall be deemed to be, and be paid as, Additional Rent. In the event that such bills are not paid within five (5) days after the same are rendered, Landlord may, without further notice, discontinue the service of electric current to the Premises without releasing Tenant from any liability under this Lease and without Landlord or Landlord's agent incurring any liability for any damage or loss sustained by Tenant by such discontinuance of service. If any tax is imposed upon Landlord's receipt from the sale, resale or redistribution of electricity or gas or telephone service to Tenant by any Federal, State, or Municipal authority, Tenant covenants and agrees that where permitted by law, Tenant's pro-rata share of such taxes shall be passed on to and included in the bill of, and paid by, Tenant to Landlord.

41.08     If all or part of the submetering Additional Rent or the ERIE payable in accordance with Section 41.03 or 41.04 of this Article becomes uncollectible or reduced or refunded by virtue of any law, order or regulations, the parties agree that, at Landlord's option, in lieu of submetering Additional Rent or ERIF, and in consideration of Tenant's use of the Building's electrical distribution system and receipt of redistributed electricity and payment by Landlord of consultant's fees and other redistribution costs, the Fixed Annual Rental rate(s) to be paid under this Agreement shall be increased by an "alternative charge" which shall be a sum equal to $3.00 per year per rentable square foot of the Premises, changed in the same percentage as any increase in the cost to Landlord for electricity for the entire Building subsequent to September 1, 2005, because of electric rate, service classification or market price changes, such percentage change to be computed as in Section 41.04 provided.

41.09     Landlord shall not be liable to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant's requirements. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of existing feeders to the Building or wiring installation. Any riser or risers to supply Tenant's electrical requirements, upon written request of Tenant, will be installed by Landlord, at the sole cost and expense of Tenant, if, in Landlord's sole judgment, the same are necessary and will not cause permanent damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other tenants or occupants. In addition to the installation of such riser or risers, Landlord will also at the sole cost and expense of Tenant, install all other equipment proper and necessary in connection therewith subject to the aforesaid terms and conditions. The parties acknowledge that they understand that it is anticipated that electric rates, charges, etc., may be changed by virtue of time-of-day rates or changes in other methods of billing, and/or electricity, purchases and the redistribution thereof, and fluctuation in the market price of electricity, and that the references in the foregoing paragraphs to changes in methods of or rules on billing arc intended to include any such changes. Anything hereinabove to the contrary notwithstanding, in no event is the submetering Additional Rent or ERIF, or any "alternative charge", to be less than an amount equal to the total of Landlord's payments to public utilities and/or other providers for the electricity consumed by Tenant (and any taxes thereon or on redistribution of same) plus 5% thereof for transmission line loss, plus 15% thereof for other redistribution costs. The Landlord reserves the right, at any time upon thirty (30) days' written notice, to change its furnishing of electricity to Tenant from a rent inclusion basis to a submetering basis, or vice versa, or to change to the distribution of less than all the components of the existing service to Tenant. The Landlord reserves the right to terminate the furnishing of electricity on a rent inclusion, submetering, or any other basis at any time, upon thirty (30) days' written notice to the Tenant, in which event the Tenant may make application directly to the public utility and/or other providers for the Tenant's entire separate supply of electric current and Landlord shall permit its wires and conduits, to the extent available and safely capable, to be used for such purpose, but only to the extent of Tenant' s then authorized load. Any meters, risers, or other equipment or connections necessary to furnish electricity on a submetering basis or to enable Tenant to obtain electric current directly from such utility and/or other providers shall be installed at Tenant's sole cost and expense. Only rigid conduit or electricity metal tubing (EMT) will be allowed. The Landlord, upon the expiration of the aforesaid thirty (30) days' written notice to the Tenant may discontinue furnishing the electric current but this Lease shall otherwise remain in full force and effect. If Tenant was provided electricity on a rent inclusion basis when it was so discontinued, then commencing when Tenant receives such direct service and as long as Tenant shall continue to receive such service, the Fixed Annual Rent payable under this Lease shall be reduced by the amount of the ERIF which was payable immediately prior to such discontinuance of electricity on a rent inclusion basis.

ARTICLE 42

LEASE SUBMISSION

42.01     Landlord and Tenant agree that this Lease is submitted to Tenant on the understanding that it shall not be considered an offer and shall not bind Landlord in any way unless and until (i) Tenant has duly executed and delivered duplicate originals thereof to Landlord and (ii) Landlord has executed and delivered one of said original to Tenant.

ARTICLE 43

INSURANCE

43.01.     Tenant shall not violate, or permit the violation of, any condition imposed by the standard fire insurance policy then issued for office buildings in the Borough of Manhattan, City of New York, and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises which would subject Landlord to any liability or responsibility for personal injury or death or property damage, or which would increase the fire or other casualty insurance rate on the Building or the property therein over the rate which would otherwise then be in effect (unless Tenant pays the resulting premium as hereinafter provided for) or which would result in insurance companies of good standing refusing to insure the building or any of such property in amounts reasonably satisfactory to Landlord.

43.02     Tenant covenants to provide on or before the earlier to occur of (i) the Commencement Date, and (ii) ten (10) days from the date of this Lease, and to keep in force during the term hereof the following insurance coverage which coverage shall be effective on the Commencement Date:

(a)        A comprehensive policy of liability insurance naming Landlord and its designees as additional insureds protecting Landlord, its designees and Tenant against any liability whatsoever occasioned by accident on or about the Premises or any appurtenances thereto. Such policy shall have limits of liability of not less than Three Million ($3,000,000) Dollars combined single limit coverage on a per occurrence basis, including property damage. Such insurance may be carried under a blanket policy covering the Premises and other locations of Tenant, if any, provided such a policy contains an endorsement (i) naming Landlord and its designees as additional insureds, (ii) specifically referencing the Premises; and (iii) guaranteeing a minimum limit available for the Premises equal to the limits of liability required under this Lease:

(b)        Fire and extended coverage in an amount adequate to cover the cost of replacement of all personal property, fixtures, furnishings, equipment, improvements and installations located in the Premises.

43.03     All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State and rated by Best's Insurance Reports or any successor publication of comparable standing and carrying a rating of A+ VIII or better or the then equivalent of such rating, and al1 such policies shall contain a provision whereby the same cannot be canceled or modified unless Landlord and any additional insured are given at least thirty (30) days prior written notice of such cancellation or modification.

43.04     Prior co the time such insurance is first required to be carried by Tenant and thereafter, at least fifteen (15) days prior to the expiration of any such policies, Tenant shall deliver to Landlord either duplicate originals of the aforesaid policies or certificates evidencing such insurance, together with evidence of payment for the policy. If Tenant delivers certificates as aforesaid Tenant, upon reasonable prior notice from Landlord, shall make available to Landlord, at the Premises, duplicate originals of such policies from which Landlord may make copies thereof, at Landlord's cost. Tenant's failure to provide and keep in force the aforementioned insurance shall be regarded as a material default hereunder, entitling Landlord to exercise any or all of the remedies as provided in this Lease in the event of Tenant's default, In addition, in the event Tenant fails to provide and keep in force the insurance required by this Lease, at the times and for the durations specified in this Lease. Landlord shall have the right, but not the obligation, at any time and from time to time, and without notice, to procure such insurance and/or pay the premiums for such insurance in which event Tenant shall repay Landlord within five (5) days after demand by Landlord, as Additional Rent, all sums so paid by Landlord and any costs or expenses incurred by Landlord in connection therewith without prejudice to any other rights and remedies of Landlord under this Lease

43.05     Landlord and Tenant shall each endeavor to secure an appropriate clause in, or an endorsement upon, each fire or extended coverage policy obtained by it and covering the Building, the Premises or the personal property, fixtures and equipment located therein or thereon, pursuant to which the respective insurance companies waive subrogation or permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party. The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party and its employees and, in the case of Tenant, shall also extend to all other persons and entities occupying or using the Premises in accordance with the terms of this Lease. If and to the extent that such waiver or permission can be obtained only upon payment of an additional charge then, except as provided in the following two paragraphs, the party benefiting from the waiver or permission shall pay such charge upon demand, or shall be deemed to have agreed that the party obtaining the insurance coverage in question shall be free of any further obligations under the provisions hereof relating to such waiver or permission.

43.06     In the event that Landlord shall be unable at any time to obtain one of the provisions referred to above in any of its insurance policies, at Tenant's option, Landlord shall cause Tenant to be named in such policy or policies as one of the insureds, but if any additional premium shall be imposed for the inclusion of Tenant as such an insured, Tenant shall pay such additional premium upon demand. In the event that Tenant shall have been named as one of the insureds in any of Landlord's policies in accordance with the foregoing, Tenant shall endorse promptly to the order of Landlord. without recourse, any check, draft or order for the payment of money representing the proceeds of any such policy or any other payment growing out of or connected with said policy and Tenant hereby irrevocably waives any and all rights in and to such proceeds and payments.

43.07     In the event that Tenant shall be unable at any time to obtain one of the provisions referred to above in any of its insurance policies, Tenant shall cause Landlord to be named in such policy or policies as one of the insureds. but if any additional premium shall be imposed for the inclusion of Landlord as such an insured, Landlord shall pay such additional premium upon demand or Tenant shall be excused from its obligations under this paragraph with respect to the insurance policy or policies for which such additional premiums would be imposed.

43.08     Subject to the foregoing provisions of this Article, and insofar as may be permitted by the terms of the insurance policies carried by it, each party hereby releases the other with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damages or destruction with respect to its property by fire or other casualty (including rental value or business interruption, as the case may be) occurring during the Term of this Lease.

43.09     If, by reason of a failure of Tenant to comply with the provisions of this Lease, the rate of fire insurance with extended coverage on the building or equipment or other property of Landlord shall be higher than it otherwise would be, Tenant shall reimburse Landlord, on demand, for that part of the premiums fur fire insurance and extended coverage paid by Landlord because of such failure on the part of Tenant.

43.10     Landlord may, from time to time, require that the amount of the insurance to be provided and maintained by Tenant hereunder be increased so that the amount thereof adequately protects Landlord's interest, but in no event in excess of the amount that would be required of other tenants in other similar office buildings in the borough of Manhattan.

43.11     A schedule or make up of rates for the building or the Premises, as the case may be, issued by the New York Fire Insurance Rating Organization or other similar body making rates for fire insurance and extended coverage for the premises concerned, shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rate with extended coverage then applicable to such premises.

43.12     Each policy evidencing the insurance to be carried by Tenant under this Lease shall contain a clause that such policy and the coverage evidenced thereby shall be primary with respect to any policies carried by Landlord, and that any coverage carried by Landlord shall be excess insurance.

ARTICLE 44

SIGNAGE

44.01     Tenant shall be permitted to affix either sign or plaque on or adjacent to the entrance door to the Premises, subject to the prior written approval of Landlord which shall not be unreasonably withheld subject to the other provisions of this Article, with respect to location, design, size, materials, quality, coloring, lettering and shape thereof, and subject, also, to compliance by Tenant, at its expense, with all applicable legal requirements or regulations. All such signage shall be consistent and compatible with the design, aesthetics, signage and graphics program for the Building as established by Landlord. Landlord may remove any sign installed in violation of this provision, and Tenant shall pay the cost of such removal and any restoration costs.

ARTICLE 45

RIGHT TO RELOCATE

45.01     Notwithstanding anything contained in this Lease to the contrary, Landlord shall have the right to substitute in lieu of the Premises alternative space in the Building designated by Landlord (the "Relocation Space") effective as of the date (the "Relocation Effective Date") set forth in a notice given to Tenant (the "Relocation Notice"). The Relocation Space shall be reasonably comparable to the Premises with respect to internal configuration, quality of finish and rentable square foot area (ix., plus or minus ten (10%) percent). The Relocation Effective Date shall not be less than sixty (60) days following the date upon which the Relocation Notice is given to Tenant. In the event that Landlord exercises its rights hereunder, (i) Tenant shall deliver to Landlord possession of the Premises on or before the Relocation Effective Date vacant and broom clean, free of all occupancies and encumbrances and otherwise in accordance with the terms, covenants and conditions of the Lease as if the Relocation Effective Date were the expiration date of the Term of this Lease, (ii) effective as of the Relocation Effective Date, the term and estate hereby granted with respect to the Premises originally demised hereunder shall terminate, the Relocation Space shall be deemed to be the Premises and the Fixed Annual Rent and Additional Rent payable under this Lease shall be adjusted, if necessary, so as to reflect any difference between the deemed rentable square foot area of the original Premises and said Relocation Space.

45.02     Provided that Tenant is not in default under this Lease, Landlord shall (i) at Landlord's cost and expense, remove and reinstall Tenants' personal property, trade fixtures and equipment in the Relocation Space (“Landlord's Relocation Work") and (ii) compensate Tenant for Tenant's actual, reasonable, out-of-pocket moving and related expenses upon Tenant's submission of paid invoices therefor. Landlord shall complete Landlord's Relocation Work on or before the Relocation Effective Date provided that Tenant cooperates with Landlord and gives Landlord full access to the Premises to facilitate the performance thereof.

45.03     Following any relocation undertaken pursuant to this Article, Tenant shall promptly execute and deliver an agreement confirming such relocation and fixing any corresponding adjustments in Fixed Annual Rent and Additional Rent payable under this Lease, but any failure to execute such an agreement by Tenant shall not affect such relocation and adjustments as determined by Landlord.

45.04     Notwithstanding anything contained herein to the contrary, Landlord and Tenant agree that in no event shall the fixed annual rent payable hereunder be increased in the event the Relocation Space is larger than the Premises.

ARTICLE 46

FUTURE CONDOMINIUM CONVERSION

46.01     Tenant acknowledges that the Building and the land of which the Premises form a part may be subjected to the condominium form of ownership prior to the end of the Term of this Lease. Tenant agrees that if, at any time during the Term, the Building and the land shall be subjected to the condominium form of ownership, then, this Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to any condominium declaration and any other documents (collectively, the "Declaration”) which shall be recorded in order to convert the Building and the land of which the Premises form a part to a condominium form of ownership in accordance with the provisions of Article 9-B of the Real Property Law of the State of New York or any successor thereto. If any such Declaration is to be recorded, Tenant, upon request of Landlord, shall enter into an amendment of this Lease in such respects as shall be necessary to conform to such condominiumization, including, without limitation, appropriate adjustments to Real Estate Taxes payable during the Base Tax Year and Tenant's Share, as such terms are defined in Article 32 hereof provided that it does not materially increase Tenant's obligations under the Lease or materially decrease the marketable square footage of the Premises.

ARTICLE 47

MISCELLANEOUS

47.01     This Lease represents the entire understanding between the parties with regard to the matters addressed herein and may only be modified by written agreement executed by all parties hereto. All prior understandings or representations between the parties hereto, oral or written, with regard to the matters addressed herein are hereby merged herein. Tenant acknowledges that neither Landlord nor any representative or agent of Landlord has made any representation or warranty, express or implied, as to the physical condition, state of repair, layout, footage or use of the Premises or any matter or thing affecting or relating to Premises except as specifically set forth in this Lease. Tenant has not been induced by and has not relied upon any statement, representation or agreement, whether express or implied, not specifically set forth in this Lease. Landlord shall not be liable or bound in any manner by any oral or written statement, broker's "set-up", representation, agreement or information pertaining to the Premises, the Building or this Agreement furnished by any real estate broker, agent, servant, employee or other person, unless specifically set forth herein, and no rights are or shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this agreement to be drafted.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ARTICLE 48

COMPLIANCE WITH LAW

48.01     If, at any time during the Term hereof, Landlord expends any sums for alterations or improvements to the Building which are required to be made pursuant to any law, ordinance or governmental regulation, Tenant shall pay to Landlord, as Additional Rent, Tenant's Share of such cost within ten (10) days after demand therefor; provided, however, that if the cost of such alteration or improvement is one which is required to be amortized over a period of time pursuant to applicable governmental regulations, Tenant shall pay to Landlord, as Additional Rent, during each year in which occurs any part of the Term, Tenant's Share of the cost thereof amortized on a straight line basis over an appropriate period, but not more than seven (7) years. In no event shall Tenant's Share exceed the sum of one (S1.00) dollar per rentable square foot of space per calendar year during the term of this Lease. Notwithstanding anything to the contrary contained herein, in the event that the requirement for the performance of any such alteration of improvement is attributable to the actions, installations, use or manner of use of the Premises by Tenant, then in such event Tenant shall be responsible to pay the entire cost imposed by Landlord with respect to such alteration of improvement.

IN WITNESS WHEREOF, the said Landlord, and the Tenant have duly executed this Lease as of the day and war first above written.

Witness:	SLG GRAYBAR SUBLEASE LLC, as Landlord
/s/	By:

Name: Lisa Manning Title: Adm Asst.	Name: Gerard T. Nocera Title: COO

FERMAVIR RESEARCH, INC., as Tenant
By:

Name: Geoffrey Henson Title: CEO

ARTICLE 49

RULES AND REGULATIONS
MADE A PART OF THIS LEASE

1.     No animals, birds, bicycles or vehicles shall be brought into or kept in the Premises. The Premises shall not be used for manufacturing or commercial repairing or for sale or display of merchandise or as a lodging place, or for any immoral or illegal purpose, nor shall the Premises be used for a public stenographer or typist; barber or beauty shop; telephone, secretarial or messenger service; employment, travel or tourist agency; school or classroom: commercial document reproduction; or for any business other than specifically provided for in the Tenant's lease. Tenant shall not cause or permit in the Premises any disturbing noises which may interfere with occupants of this or neighboring Buildings, any cooking or objectionable odors, Or any nuisance of any kind, or any inflammable or explosive fluid, chemical or substance, Canvassing, soliciting and peddling in the Building are prohibited, and each tenant shall cooperate so as to prevent the same.

2.     The toilet rooms and other water apparatus shall not be used for any purposes other than those for which they were constructed, and no sweepings, rags, ink, chemicals or other unsuitable substances shall be thrown therein. Tenant shall not place anything out of doors, windows or skylights, or into hallways, stairways or elevators, nor place food or objects on outside window sills, Tenant shall not obstruct or cover the halls, stairways and elevators, or use them for any purpose other than ingress and egress to or from Tenant's Premises, nor shall skylights. windows, doors and transoms that reflect or admit light into the Building be covered or obstructed in any way, All drapes and blinds installed by Tenant on any exterior window of the Premises shall conform in style and color to the Building standard.

3.     Tenant shall not place a load upon any floor of the Premises in excess of load per square foot which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe [he weight and position of all safes, file cabinets and filing equipment in the Premises. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant's expense, only with Landlord's consent and in settings approved by Landlord to control weight, vibration, noise and annoyance. Smoking or carrying lighted cigars, pipes or cigarettes in the elevators of the Building is prohibited.

4.     Tenant shall not move any heavy or bulky materials into or out of the Building or make or receive large deliveries of goods, furnishings, equipment or other items without Landlord's prior written consent, and then only during such hours and in such manner as Landlord shall approve and in accordance with Landlord's rules and regulations pertaining thereto. If any material or equipment requires special handling, Tenant shall employ only persons holding a Master Rigger's License to do such work, and all such work shall comply with all legal requirements. Landlord reserves the right to inspect all freight to be brought into the Building, and to exclude any freight which violates any rule, regulation or other provision of this Lease.

5.     No sign, advertisement, notice or thing shall be inscribed, painted or affixed on any part of the Building, without the prior written consent of Landlord. Landlord may remove anything installed in violation of this provision, and Tenant shall pay the cost of such removal and any restoration costs. Interior signs on doors and directories shall be inscribed or affixed by Landlord at Tenant's expense. Landlord shall control the color, size, style and location of all signs, advertisements and notices. No advertising of any kind by Tenant shall refer to the Building, unless first approved in writing by Landlord.

6.     No article shall be fastened to, or holes drilled or nails or screws driven into, the ceilings. walls, doors or other portions of the Premises, nor shall any part of the Premises be painted, papered or otherwise covered, or in any way marked or broken, without the prior written consent of Landlord.

7.     No existing locks shall be changed, nor shall any additional locks or bolts of any kind be placed upon any door or window by Tenant, without the prior written consent of Landlord. Two (2) sets of keys to all exterior and interior locks shall be furnished to Landlord. At the termination of this Lease, Tenant shall deliver to Landlord all keys for any portion of the Premises or Building. Before leaving the Premises at any time, Tenant shall close all windows and close and lock all doors.

8.     No Tenant shall purchase or obtain for use in the Premises any spring water, ice, towels, food, bootblacking, barbering or other such service furnished by any company or person not approved by Landlord. Any necessary exterminating work in the Premises shall be done at Tenant's expense, at such times, in such manner and by such company as Landlord shall require. Landlord reserves the right to exclude from the Building, from 6:00 p.m. to 8:00 a.m., and at all hours on Sunday and legal holidays, all persons who do not present a pass to the Building signed by Landlord. Landlord will furnish passes to all persons reasonably designated by Tenant. Tenant shall be responsible for the acts of all persons to whom passes are issued at Tenant's request.

9.     Whenever Tenant shall submit to Landlord any plan, agreement or other document for Landlord's consent or approval, Tenant agrees to pay Landlord as Additional Rent, on demand, an administrative fee equal to the sum of the reasonable fees of any architect, engineer or attorney employed by Landlord to review said plan, agreement or document and Landlord's administrative costs for same.

10.     The use in the Premises of auxiliary heating devices, such as portable electric heaters, heat lamps or other devices whose principal function at the time of operation is to produce space heating, is prohibited.

11.     Tenant shall keep all doors from the hallway to the Premises closed at all times except for use during ingress to and egress from the Premises. Tenant acknowledges that a violation of the terms of this paragraph may also constitute a violation of codes, rules or regulations of governmental authorities having or asserting jurisdiction over the Premises, and

Tenant agrees to indemnify Landlord from any fines, penalties, claims, action or increase in fire insurance rates which might result from Tenant's violation of the terms of this paragraph.

12.     Tenant shall be permitted to maintain an "in-house" messenger or delivery service within the Premises, provided that Tenant shall require that any messengers in its employ affix identification to the breast pocket of their outer garment, which shall bear the following information: name of Tenant, name of employee and photograph of the employee. Messengers in Tenant's employ shall display such identification at all time. In the event that Tenant or any agent, servant or employee of Tenant, violates the terms of this paragraph, Landlord shall be entitled to terminate Tenant's permission to maintain within the Premises in-house messenger or delivery service upon written notice to Tenant.

13.     Tenant will be entitled to three (3) listings on the Building lobby directory board, without charge. Any additional directory listing (if space is available), or any change in a prior listing, with the exception of a deletion, will be subject to a fourteen ($14.00) dollar service charge, payable as Additional Rent.

14.     In case of any conflict or inconsistency between any provisions of this Lease and any of the rules and regulations as originally or as hereafter adopted, the provisions of this Lease shall control.